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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202317

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 27, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated April 14, 2015)

Echo Global Logistics, Inc.
$150,000,000
        % CONVERTIBLE SENIOR NOTES DUE 2020
Interest payable on May 1 and November 1

           We are offering $150,000,000 principal amount of our        % Convertible Senior Notes due 2020. The notes will bear interest at a rate of        % per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2015. The notes will mature on May 1, 2020.

           Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding January 1, 2020 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2015 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the "measurement period") in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after January 1, 2020 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

           The conversion rate will initially be             shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

           If the purchase and sale agreement relating to our pending acquisition of Command Transportation, LLC terminates (other than by consummation of the Command Acquisition (as defined herein)), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to November 3, 2015. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 80% of the excess, if any, of the redemption conversion value (as defined herein) over the initial conversion value (as defined herein). Following November 3, 2015, we may not redeem the notes. No sinking fund is provided for the notes.

           If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

           Concurrently with this offering of notes, we are offering, pursuant to a separate prospectus supplement, 5,000,000 shares of our common stock, or a total of 5,750,000 shares of our common stock if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares of common stock. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed. The offering of notes hereby is not contingent upon the consummation of the concurrent common stock offering, and the concurrent common stock offering is not contingent on the consummation of the offering of notes hereby.

           The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

           We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol "ECHO." The last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015 was $33.82 per share.

           Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page S-25 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)
Plus accrued interest, if any, from May     , 2015.

           We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $22,500,000 principal amount of notes, solely to cover over-allotments.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about May     , 2015.

Joint Book-Running Managers

Morgan Stanley	Credit Suisse

Co-Manager

PNC Capital Markets LLC

                        , 2015

        You should read this document together with additional information described in this prospectus supplement under the heading "Where You Can Find More Information." We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is comprised of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

        References in this prospectus supplement and the accompanying prospectus to the terms "Company," "we," "us," "our," or similar terms and "Echo" refer to Echo Global Logistics, Inc., together with its consolidated subsidiaries prior to the proposed acquisition of Command Transportation, LLC (as described below), unless we state otherwise or the context indicates otherwise. Unless we state otherwise or the context indicates otherwise, the terms "Command" or "Command Transportation" refer to Command Transportation, LLC, together with its consolidated subsidiary. The term "Command Acquisition" refers to the purchase by Echo of 100% of the outstanding membership units of Command Transportation, LLC.

        This document may only be used where it is legal to sell the notes. Certain jurisdictions may restrict the distribution of this document and the offering of the notes. We require persons receiving this document to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the notes or the distribution of these documents in any jurisdiction that requires such action.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

        Certain statements and information in this prospectus supplement and the documents we incorporate by reference may constitute "forward-looking statements." These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or the negative thereof or other variations thereon or comparable terminology. All statements contained or incorporated in this prospectus supplement which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

  •
  the proposed Command Acquisition and our ability to achieve fully the strategic and financial objectives related to the proposed Command Acquisition, including its impact on our financial condition and results of operations;

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  poor performance on the part of our carriers;

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  increases in carrier prices;

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  industry competition;

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  defects or errors in our proprietary software;

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  inability to protect our intellectual property;

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  the length of our selling and implementation cycles;

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  the ability of our clients to discontinue use of our services on short notice with limited or no penalties;

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  failure to identify and integrate acquisitions;

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  increases in the cost of fuel;

  •
  a decrease in levels of excess capacity in the transportation services industry;

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  a decrease in the number of carriers participating in our network;

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  extension of credit to certain clients as part of our business model;

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  claims arising from our transportation operations;

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  seasonal sales fluctuations;

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  failure to comply with government regulations;

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  failure to staff and retain sales representatives and agents; and

  •
  other risks and uncertainties, including those described under "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated herein by reference.

        Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors," and the documents incorporated by reference herein and therein, including the financial statements and related notes of Echo and Command.

Our Company

        Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management solutions. We utilize a proprietary technology platform to compile and analyze data from our multi-modal network of transportation providers to satisfy the transportation and logistics needs of our clients. This model enables us to quickly adapt to and offer efficient and cost-effective solutions for our clients' shipping needs. We focus primarily on arranging transportation by truckload ("TL") and less than truckload ("LTL") carriers. We also offer intermodal (which involves moving a shipment by rail and truck), small parcel, domestic air, expedited and international transportation services. Our core logistics services include rate negotiation, shipment execution and tracking, carrier management, routing compliance and performance management reporting.

        The success of our model and its ability to deliver a competitive value proposition to the small and middle-market shipper has been the main driver behind our historical growth and we believe will serve as the basis for our continued expansion. Our market share has grown rapidly within this market segment in recent years, primarily through organic growth with the addition of new customers, the expansion of relationships with existing customers, the addition of new services, the development of a training program that enables better client service and the hiring of additional salespeople. We also have supplemented our organic growth through selective acquisitions.

Our Clients

        We procure transportation and provide logistics services for clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. Our clients fall into two categories: Transactional and Managed Transportation.

Transactional Clients

        We service Transactional clients on a shipment-by-shipment basis. Pricing is often quoted according to pre-existing price agreements maintained with our LTL carriers, or pricing procured in the spot market for TL carriers. It is the objective of our sales representatives to expand client relationships by increasing the shipper's percentage of total freight spend directed to Echo. Transactional clients benefit from their access to our advanced technology, service quality and competitive pricing.

        Our revenue from Transactional clients has continued to increase annually, totaling $526.8 million in 2012, $616.6 million in 2013 and $871.3 million in 2014. Revenue from Transactional clients as a percentage of total revenue was 70% in each of 2012 and 2013 and 74% in 2014.

Managed Transportation Clients

        We typically enter into multi-year contracts with our Managed Transportation clients, generally with terms of one to three years, to satisfy some, or substantially all, of their transportation management needs. Each Managed Transportation client is assigned one or more dedicated account executives. In limited instances, a Managed Transportation client will request that its account executives work on-site at the client's location.

        Dedicated account executives, together with account management and technology staff, form our Solutions and Integration team that initiates the on-boarding process for each new Managed Transportation client. This team reviews the client's existing business processes, develops a preliminary freight management plan and targets a percentage cost savings achievable for the client over the life of the contract. The team then develops an integration plan that links the client's back office processes to our proprietary technology platform.

        The Managed Transportation relationship is initially predicated on a high level of personalized service, cost savings, and the improved efficiency, transparency and reporting achieved through reliance on our systems. Each client's dedicated account team seeks to become more knowledgeable about the client's supply chain operations through an ongoing series of quarterly business reviews. Through this process, additional opportunities for efficiency gains, operating improvements and cost savings are identified and recommended by account managers who generally have significant industry experience.

        Managed Transportation contracts often are on an exclusive basis for a certain transportation mode or point of origin and may apply to one or many modes used by the client. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of a Managed Transportation client's transportation spend. In our experience, compliance with such provisions varies from client to client and over time. We work with our Managed Transportation clients and expect them to maintain and improve compliance with any applicable exclusivity provisions.

        We also provide small parcel consulting services to a limited number of our Managed Transportation clients. Under these arrangements, we review the client's small parcel shipping contracts and shipment data analyzing their volumes, distribution, rates and savings opportunities, prepare negotiation strategies and directly or indirectly participate in negotiations with carriers to improve the client's rates, charges, services and commitments.

        Echo had 260 Managed Transportation client relationships at December 31, 2014. Our revenue from all Managed Transportation clients has continued to increase annually, totaling $230.9 million in 2012, $267.6 million in 2013 and $302.1 million in 2014. Revenue from Managed Transportation clients as a percentage of total revenue was 30% in each of 2012 and 2013 and 26% in 2014.

Our Proprietary Technology

        Our proprietary technology platform ("Optimizer") is fundamental to our operating system and solutions offering. We run our business on a technology platform engineered and built from the ground up and believe its proprietary nature differentiates us from our competition in a number of critical ways. All parties to each transaction (clients, carriers and Echo employees) are unified on a single platform through access portals customized to each party's needs. We believe such integration yields critical synergies throughout our organization as well as with our clients and our carriers. Equally important, internal integration ensures speed and accuracy of data capture, information exchange, shipment execution and back-end reporting capabilities.

        We believe our web-based suite of applications connects clients with every function required to run an efficient transportation and logistics program. Transportation solutions developed for Managed Transportation clients often involve back-end systems integration, and both the solution and the specific integration requirements vary by client. Optimizer affords us the flexibility to support the supply chain needs of each client, regardless of specifications of the client's own system.

        When communicating their transportation needs to us, clients have the flexibility to do so electronically through our web portal ("EchoTrak"), by other computer protocols or by phone. Our system generates price and carrier options for our clients based on either rates pre-negotiated with preferred carriers or historical price and capacity data stored in our system. If a client enters its own shipment, EchoTrak automatically alerts the appropriate account executive. Once the carrier is selected, the client's account executive uses our system to manage all aspects of the shipping process through the life cycle of the shipment. Our clients use Optimizer's "track and trace" tools to monitor shipment status through EchoTrak.

        As our business has grown, our technology platform has continued to evolve in order to incorporate new multi-modal capabilities. We believe the agility of Optimizer is essential to keep pace with the changing needs of our business and offers us a critical advantage in the competitive transportation marketplace. Each mode involves different vendors exchanging unique order and price data that must be shared with multiple parties to any given transaction. Our technology engineers build mode-specific requirements into our system that support our ability to sell and service that mode on an enterprise-wide basis. In 2014, 2013 and 2012, we spent approximately $9.6 million, $8.4 million and $7.1 million, respectively, on the development of Optimizer and related technologies.

        We rely primarily on a combination of copyright, trademark and trade secret laws, license agreements and other contractual provisions to protect our intellectual property rights and other proprietary rights. Some of our intellectual property rights relate to proprietary business process enhancements. It is our practice to enter into confidentiality and invention assignment agreements with all of our employees and independent contractors. Such agreements include a confidentiality undertaking by the employee or independent contractor; ensure that all new intellectual property developed in the course of our relationship with employees or independent contractors is assigned to us; and require the employee or independent contractor to cooperate with us to protect our intellectual property during and after his or her relationship with us.

Our Transportation Solutions

        We satisfy the market demand for freight transportation solutions by delivering a competitive value proposition that combines advanced technology, excellent client service, competitive pricing and highly customized transportation solutions to businesses seeking external transportation management expertise. As a non-asset-based provider of technology enabled transportation and logistics services, our solutions offerings take many forms, including multi-modal transportation brokerage and logistics services.

Mode-Specific Offerings

        For clients managing their freight on a transactional basis, Echo offers a wide array of shipping options from which to choose:

  •
  Truckload.  We provide TL service across all TL segments, including dry van, temperature-controlled and flatbed trucks. Our LaneIQ technology uses our predictive pricing algorithms, industry relationships and historical lane-specific price and capacity data to quickly satisfy our clients' TL needs

  •
  Less than Truckload.  We maintain relationships with, and utilize the vast majority of, LTL carriers in the market. Using our innovative RateIQ 2.0 technology, we obtain real-time price and transit time information for every LTL shipment we broker.

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  Small Parcel.  We provide small parcel services for packages of all sizes. Using our EchoPak technology, we often are able to deliver cost saving opportunities to those clients with significant small parcel freight spend.

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  Intermodal.  Intermodal transportation is the shipping of freight by multiple modes. We offer intermodal transportation services for our clients that utilize a combination of truck and rail. Our dedicated intermodal team can select the combination of truck and rail service that best satisfies each client's individual price and shipment criteria.

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  Domestic Air and Expedited Services.  We provide domestic air and expedited shipment services for our clients whose delivery requirements cannot be satisfied by traditional over the road service.

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  International.  For clients seeking the ease of a comprehensive international delivery option, we provide air and ocean transportation services. Dedicated account teams are able to consolidate shipments, coordinate routing, prearrange custom clearance and organize local pick-up and delivery, all in an effort to minimize the time and economic burdens associated with international shipping.

Logistics Services Offering

        Many clients prefer a comprehensive and customized freight management solution that maximizes system wide efficiencies as well as cost savings. In these instances, the shippers outsource their freight management needs to us. For these shippers, often part of our Managed Transportation group, we develop a plan involving a wide range of multi-modal freight brokerage services that often includes the redesign and re-engineering of distribution networks that connect a client to its suppliers and customers.

        Transportation management and logistics services that we provide to such clients can include:

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  Rate negotiation;

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  Procurement of transportation, both contractually and in the spot market;

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  Shipment execution and tracking;

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  Carrier management, selection, reporting and compliance;

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  Executive dashboard presentations and detailed shipment reports;

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  Freight bill audit and payment;

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  Claims processing and service refund management;

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  Design and management of inbound client freight programs;

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  Individually configured web portals and self-service data warehouses;

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  Enterprise resource planning integration with transactional shipment data;

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  Integration of shipping applications into client e-commerce sites; and

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  Back end reports customized to the internal reporting needs of the business.

Recent Developments

Proposed Acquisition of Command Transportation, LLC

        On April 20, 2015, Echo entered into that certain Unit Purchase Agreement by and among Echo, Command, the members of Command (collectively, the "Sellers"), Paul Loeb, as sellers' representative (the "Sellers' Representative"), and Paul Loeb, in his individual capacity (the "Purchase Agreement"). Upon the terms and subject to the conditions set forth in the Purchase Agreement, Echo will acquire all of the outstanding membership units of Command from the Sellers (the "Command Acquisition"), resulting in Command becoming a wholly-owned subsidiary of Echo.

        The purchase price for the Command Acquisition is approximately $420 million, subject to post-closing adjustments for working capital and cash. $15 million of the purchase price will be paid in the form of Echo common stock issued to the Sellers and $10 million will be paid in the form of Echo restricted common stock to be issued to certain employees of Command. The number of shares of

Echo common stock and restricted common stock to be issued in the aggregate in connection with the Command Acquisition will be determined by dividing $25 million by the volume weighted average price of Echo's common stock on the NASDAQ Select Global Market for the twenty trading days ending on the third day prior to the closing. The Echo common stock will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), at the closing.

        The Purchase Agreement contains customary representations and warranties, covenants and agreements. In addition, Echo and the Sellers have agreed to indemnify each other for certain losses, and $25.2 million of the purchase price will be held in escrow to secure the Sellers' indemnification obligations under the Purchase Agreement.

        The Command Acquisition is expected to close in the second quarter of 2015, subject to satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Echo's obligation to consummate the Command Acquisition is not subject to any condition related to the availability of financing.

        The Purchase Agreement contains customary termination rights for Echo and the Sellers' Representative. Upon termination of the Purchase Agreement under certain specified circumstances, Echo may be required to pay the Sellers' Representative a termination fee of $25.2 million. The Purchase Agreement is subject to termination if the transaction is not completed before July 20, 2015. See "The Command Acquisition."

        We cannot assure you that we will complete the Command Acquisition on the terms described in this prospectus supplement or at all. The completion of this offering is not contingent upon the completion of the Command Acquisition, and the completion of the Command Acquisition is not contingent upon the successful completion of this offering of our notes or the concurrent offering of common stock. Investors in our common stock should not place undue reliance on the pro forma and as adjusted financial data included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in such information.

        The foregoing summary describes material provisions of the Purchase Agreement and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 21, 2015, which is incorporated by reference into this prospectus supplement. See "The Command Acquisition" beginning on page S-36 of this prospectus supplement for additional information.

  Command's Business and Rationale for the Command Acquisition

        Command is one of the largest privately held TL brokers and non-asset based transportation providers in the United States. Command is headquartered in Skokie, Illinois with satellite locations in St. Louis, Missouri; Kansas City, Kansas; and Houston, Texas. For the year ended December 31, 2014, Command generated net sales of $561 million and Adjusted EBITDA of $37 million. Adjusted EBITDA is a non-GAAP financial measure. See "Summary Historical Consolidated Financial Data of Command Transportation, LLC" for a definition of Adjusted EBITDA and a reconciliation to net income, the most comparable measure under generally accepted accounting principles ("GAAP").

        Echo believes that, by bringing together Echo and Command, the Command Acquisition will create a leading provider of technology-enabled transportation and supply chain management solutions with enhanced scale in the TL market. In 2014, Echo and Command had pro forma revenue of $1,734 million. In addition, upon completion of the Command Acquisition, the combined company will have over 1,680 sales representatives in 34 offices across the United States and an expansive nationwide carrier network of TL carriers and will be able to offer greater capacity and a broader network to both Transactional and Managed Transportation clients, as well as a broader suite of services for both companies' existing clients.

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  Critical Scale Enhances Leading Market Position:  Command brings to Echo increased TL network density with a highly complementary TL network. Command's significant relationships and capabilities in TL will allow the combined company to offer greater capacity and a broader network to both Transactional and Managed Transportation clients. While both companies provide TL services nationally, Command's network is more focused in the Eastern and Southeastern regions of the United States and Echo's network is more focused west of the Mississippi River. The complementary nature of each company's network will create greater national coverage which will benefit the clients of the combined business. Echo and Command have limited customer overlap.

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  Experienced Workforce and Aligned Management:  The Command Acquisition brings together two of the strongest leadership teams in the industry, with more than 150 years of combined experience and a commitment to driving deep client and carrier relationships. The combined company will have a best-in-class sales force with common goals focused on customer service and maintaining high standards. Importantly, the strategic nature of the transaction is expected to provide new opportunities for growth and career advancement for employees of the combined company.

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  Technology Leadership:  The transaction will combine industry-leading proprietary technology platforms that include Echo's breadth and multimodal capabilities with Command's customized and proprietary TL platforms and expertise. Echo will integrate some of Command's technology into its platform, and Command will migrate to the Echo platform over time.

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  Seamless Integration:  Echo and Command share a young, energetic and collegial atmosphere and a strong customer and carrier-centric culture. Echo and Command expect that their common cultures, similar processes and business models, and headquarters in Chicago will allow for a seamless integration. Further, the Echo management team has significant experience successfully integrating acquisitions.

  •
  Accretive Financially:  Following the completion of the transaction, Echo expects to have a strong financial profile with a solid balance sheet, enhanced cash flow and significant growth prospects. Echo will have the ability to realize revenue, cost, operational and purchasing power synergies. In addition, Echo believes that an expanded customer base will provide significant cross selling opportunities, while the talent acquired, including a long-tenured sales force, will further drive increased revenue. Echo expects that the transaction will be accretive to earnings per share.

  Financing Transactions

        In addition to this offering of convertible senior notes, we intend to obtain or otherwise incur financing for the Command Acquisition as follows:

        Concurrent Common Stock Offering.    Concurrently with this offering, we are offering 5,000,000 shares of our common stock (or 5,750,000 shares if the underwriters exercise their option to purchase additional shares in full), pursuant to a separate prospectus supplement and accompanying prospectus. This prospectus supplement does not constitute an offer of our common stock. The common stock offering is not contingent upon the closing of this offering of notes and this offering of notes is not contingent upon the closing of the offering of common stock.

        Credit Facilities.    In connection with entering into the Purchase Agreement for the Command Acquisition, Echo entered into a commitment letter (the "Commitment Letter") with Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC, PNC Bank, National Association, Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) and Credit Suisse Securities (USA) LLC (collectively, the "Commitment Parties"). The Commitment Letter provides that the Commitment Parties will commit to provide to Echo (i) a $200 million senior secured asset-based revolving credit facility (the "New ABL Facility"), which will be secured on a first priority basis on certain working capital assets and a second lien priority basis on certain fixed assets and (ii) a $300 million senior secured term loan facility (the "New Term Loan Facility" and, together with the New ABL Facility, the "Credit Facilities"), which will be secured on a first priority basis on certain fixed assets and a second lien priority basis on certain working capital assets. If we receive net cash proceeds from this offering or the concurrent offering of common stock an aggregate amount equal to or greater than $100 million, the commitments with respect to the New Term Loan Facility may be automatically and permanently reduced by an amount equal to the amount of such net cash proceeds. See "The Command Acquisition—Financing Transactions."

        We cannot assure you that we will complete the Command Acquisition or any of the financing transactions on the terms contemplated in this prospectus supplement or at all.

Financial Results as of and for the Three Months Ended March 31, 2015

        On April 21, 2015, we announced our unaudited financial results as of and for the three months ended March 31, 2015. These unaudited financial results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these unaudited financial results as of and for the three months ended March 31, 2015 are not necessarily indicative of the results to be achieved in any future period. Our consolidated financial statements and related notes as of and for the three months ended March 31, 2015 are not expected to be filed with the SEC until after this offering is completed.

Performance Highlights:

  •
  Total revenue increased by 14% to $283 million from the first quarter of 2014.

  •
  TL volume increased by 33% from the first quarter of 2014.

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  Total net revenue increased by 26% to $53 million from the first quarter of 2014.

  •
  Non-GAAP EBITDA increased by 15% to $9.6 million from the first quarter of 2014.

Summary Results of Operations Data:

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share data)
	(unaudited)
Revenue:
Transactional	$217,411	$177,600
Managed Transportation(1)	66,081	70,070

Total revenue	283,492	247,670

Net revenue	53,252	42,210
Non-GAAP EBITDA(2)	$9,600	$8,329
Non-GAAP Fully Diluted EPS(2)	$0.15	$0.14
Operating metrics:
TL revenue (%)	55.5%	51.9%
LTL revenue (%)	36.8%	36.7%
Intermodal revenue (%)	5.7%	6.2%

(1)
The period-over-period decrease in revenue from Managed Transportation clients was driven by changes in the structure of our contract with one Managed Transportation client. Our results also were impacted by a decline in fuel prices and a softer spot market that lowered both our gross revenue and transportation costs, which trends have continued through April 17, 2015. Through April 17, 2015, we have experienced year-over-year revenue growth of approximately 10% (which reflects the impact of an acquisition that occurred in May 2014 and was not reflected in April 2014 results, which increased our revenue by approximately 10%).

(2)
Non-GAAP EBITDA and Non-GAAP Fully Diluted EPS are non-GAAP financial measures. For a definition of Non-GAAP EBITDA and Non-GAAP Fully Diluted EPS, see "Summary Historical and Pro Forma Consolidated Financial Data of Echo Global Logistics, Inc." The following is a reconciliation of Non-GAAP EBITDA and Non-GAAP EPS to net income and diluted net income per share, respectively, the nearest comparable GAAP measure in each case:

	Three Months Ended March 31,
	2015	2014
Non-GAAP EBITDA	$9,600	$8,329
Change in contingent consideration payable	96	(224)
Depreciation and amortization	(3,873)	(2,956)
Acquisition-related transaction costs	(472)	(1,167)
Other income (expense)	(90)	(55)
Income taxes	(1,933)	(1,497)

Net income	3,328	2,430

Non-GAAP Fully Diluted EPS	$0.15	$0.14

Change in contingent consideration payable and acquisition-related transaction costs, net of tax effect	(0.01)	(0.04)

Fully diluted earnings per share	$0.14	$0.10

Corporate Information

        We were formed as a Delaware limited liability company in January 2005. We converted our legal form to a Delaware corporation in June 2006. In October 2009, we completed an initial public offering of our shares of common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol "ECHO."

        Our principal executive offices are located at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, and our telephone number at this address is (800) 354-7993. Our website is www.echo.com. Information contained on our website is not a part of this prospectus.

THE OFFERING

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Debt Securities" section of the accompanying prospectus, as supplemented by the "Description of Notes" section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, "we," "our," and "us" refer to Echo Global Logistics, Inc. and not to its consolidated subsidiaries.

Issuer	Echo Global Logistics, Inc., a Delaware corporation.
Securities	$150,000,000 principal amount of % Convertible Senior Notes due 2020 (plus up to an additional $22,500,000 principal amount to cover over-allotments).
Maturity	May 1, 2020, unless earlier repurchased, redeemed or converted.
Interest

      % per year. Interest will accrue from May      , 2015 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2015. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Description of Notes—Events of Default."

Conversion Rights

Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding January 1, 2020 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on June 30, 2015 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" (as defined under "Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition") per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

• if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

• upon the occurrence of specified corporate events described under "Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events."

On or after January 1, 2020 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially             shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $          per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 60 trading day observation period (as described herein). See "Description of Notes—Conversion Rights—Settlement upon Conversion."

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under "Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change."

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at Our Option

If the Purchase Agreement relating to the Command Acquisition terminates (other than by consummation of the Command Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to November 3, 2015. The redemption price, for each $1,000 principal amount of notes to be redeemed, will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 80% of the excess, if any, of the redemption conversion value (as defined in this prospectus supplement under "Description of Notes—Optional Redemption") over the initial conversion value (as defined in such section). Following November 3, 2015, we may not redeem the notes. No "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 95 nor more than 110 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See "Description of Notes—Optional Redemption."

Fundamental Change

If we undergo a "fundamental change" (as defined in this prospectus supplement under "Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes"), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See "Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes."

Ranking	The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to any of our unsecured indebtedness that is not so subordinated;
• effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2015, our total consolidated indebtedness was $107.2 million, none of which was secured. As of March 31, 2015, our subsidiaries had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $257.2 million.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.
Use of Proceeds

We estimate that the proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering, to finance the Command Acquisition. If the Command Acquisition is not consummated, we intend to use the net proceeds from this offering to fund the redemption of the notes (if we so elect) or for working capital and general corporate purposes. See "Use of Proceeds."

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Material United States Federal Income Tax Considerations

For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Material United States Federal Income Tax Considerations."

NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol "ECHO."

Concurrent Common Stock Offering

Concurrently with this offering of notes, we are offering, pursuant to a separate prospectus supplement, 5,000,000 shares of our common stock, or a total of 5,750,000 shares of our common stock if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares of common stock. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed. The offering of notes hereby is not contingent upon the consummation of the concurrent common stock offering, and the concurrent common stock offering is not contingent on the consummation of the offering of notes hereby. See "Concurrent Common Stock Offering."

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association

CONCURRENT COMMON STOCK OFFERING

        Concurrently with this offering of notes, we are offering, pursuant to a separate prospectus supplement, 5,000,000 shares of our common stock, or a total of 5,750,000 shares of our common stock if the underwriters for the concurrent common stock offering exercise in full their option to purchase additional shares of common stock.

        We intend to use the net proceeds from this offering of notes and the concurrent common stock offering, together with borrowings under the Credit Facilities, to finance the Command Acquisition. See "Use of Proceeds" in this prospectus supplement.

        This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy common stock in the concurrent common stock offering. This offering of notes is not contingent upon the closing of the concurrent common stock offering, and the concurrent common stock offering is not contingent upon the closing of this offering of notes. We cannot assure you that either or both of the offerings will be completed. Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent common stock offering and that the underwriters for the concurrent common stock offering do not exercise their over-allotment option to purchase additional shares and that the underwriters for this offering do not exercise their over-allotment option to purchase additional convertible senior notes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF ECHO GLOBAL LOGISTICS, INC.

        We present below our summary historical consolidated financial and other data for the periods indicated. The summary consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read the summary historical consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

        The table below also includes our unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, assuming that the Command Acquisition took place on January 1, 2014. The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only and is not necessarily indicative of what our financial position or results of operations actually would have been had the Command Acquisition been completed as of the dates indicated. The unaudited pro forma condensed combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data," including the notes to the unaudited pro forma condensed combined information set forth therein. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and those of Command which are incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

	Pro Forma Year Ended December 31, 2014	Year Ended December 31,
		2014	2013	2012
	(unaudited)
	(in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$1,734,442	$1,173,383	$884,193	$757,688
Transportation costs	1,424,436	965,165	728,544	614,563

Net revenue	310,006	208,218	155,649	143,125
Operating expenses (income):
Commissions	93,713	57,678	39,481	40,392
Selling, general and administrative	159,217	106,974	82,298	70,702
Acquisition related impairment loss	—	—	—	2,491
Net change in contingent consideration due to seller	2,160	2,160	101	(130)
Depreciation and amortization	29,881	13,876	10,565	9,139

Total operating expenses	284,971	180,688	132,445	122,594

Income from operations	25,035	27,530	23,204	20,531
Other income (expense)	(11,846)	(250)	(356)	(433)

Income before income taxes	13,189	27,280	22,848	20,098
Income tax benefit (expense)	(5,138)	(10,492)	(8,645)	(7,777)

Net income	$8,051	$16,788	$14,203	$12,321

Net income per share of common stock:
Basic	$0.28	$0.73	$0.62	$0.55
Diluted	$0.27	$0.71	$0.61	$0.54
Shares used in per share calculations:
Basic	28,488	23,044	22,861	22,357
Diluted	29,329	23,634	23,404	22,899
Non-GAAP Financial Data:
Non-GAAP EBITDA(1)	—	$45,100	$33,870	$32,778
Non-GAAP EPS(1)	—	$0.81	$0.61	$0.62

	As of December 31,
	2014	2013	2012
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$32,542	$52,507	$41,781
Working capital	58,421	87,674	71,670
Total assets	316,044	245,147	219,483
Total liabilities	134,170	85,917	78,498
Total stockholders' equity	181,874	159,230	140,985

	Year Ended December 31,
	2014	2013	2012
Other data:
Managed Transportation clients(2)	260	229	203
Transactional clients served in period(3)	33,540	28,213	27,984
Total clients(4)	33,800	28,442	28,187
Employees, agents and independent contractors(5)	1,734	1,297	1,364

(1)
Non-GAAP EBITDA is defined as income (loss) before interest (interest expense and interest income), income taxes and depreciation and amortization and excluding the effects of changes in contingent consideration payable, acquisition-related transaction costs, acquisition-related impairment loss and non-recurring settlement costs. Non-GAAP Fully Diluted EPS is defined as net income per diluted share, excluding change in contingent consideration payable, acquisition-related transaction costs, acquisition-related impairment loss and non-recurring settlement cost, net of tax effect. We believe the non-GAAP financial measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business. The non-GAAP financial measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The non-GAAP financial measures may be different from similarly titled measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The following is a reconciliation of Non-GAAP EBITDA and Non-GAAP EPS to net income and diluted net income per share, respectively, the nearest comparable GAAP measure in each case:

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share data)
Non-GAAP EBITDA	$45,100	$33,870	$32,778
Change in contingent consideration payable(a)	(2,160)	(101)	130
Depreciation and amortization	(13,876)	(10,565)	(9,139)
Acquisition-related transaction costs	(1,535)	—	—
Acquisition-related impairment cost	—	—	(2,491)
Non-recurring settlement cost	—	—	(746)
Other income (expense)	(249)	(356)	(434)
Income taxes	(10,492)	(8,645)	(7,777)

Net income	16,788	14,203	12,321

Non-GAAP Fully Diluted EPS	$0.81	$0.61	$0.62

Change in contingent consideration payable, acquisition-related transaction costs, acquisition-related impairment loss and non-recurring settlement cost, net of tax effect	(0.10)	—	(0.08)

Fully diluted earnings per share	$0.71	$0.61	$0.54

(a)
Our contingent consideration expense is the change in the fair value of our contingent consideration liability. The contingent consideration liability consists of the fair value of expected earn-out payments that will be payable to the sellers of certain acquired businesses upon the achievement of certain performance measures. The fair value of the contingent consideration liability is evaluated on a quarterly basis, and the change in fair value is included in selling, general and administrative expenses in our consolidated statement of income. In 2014, 2013 and 2012, we recorded a charge of $2.2 million, a charge of $0.1 million and a benefit of $0.1 million, respectively, due to fair value adjustments to our contingent consideration liability.

(2)
Reflects number of Managed Transportation clients on the last day of the applicable period.

(3)
Reflects number of Transactional clients served in the applicable period.

(4)
Reflects total number of Managed Transportation clients determined on the last day of the applicable period and number of Transactional clients served in the applicable period.

(5)
Reflects number of employees, agents and independent contractors on the last day of the applicable period.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMMAND TRANSPORTATION, LLC

        We present below the summary historical consolidated financial data of Command Transportation, LLC for the periods indicated. The summary consolidated statements of operations and members' equity data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from the audited consolidated financial statements of Command Transportation, LLC incorporated by reference into this prospectus supplement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the Command Acquisition. You should read the summary historical consolidated financial data together with the historical consolidated financial statements of Command Transportation, LLC and the related notes incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Consolidated statements of operations and members' equity data:
Net sales	$561,060	$408,021	$330,143
Cost of sales	459,271	346,062	277,053

Gross profit	101,789	61,959	53,090
Operating expenses
Commissions	36,034	19,222	15,386
Selling, general and administrative expenses	31,962	29,231	25,263
Depreciation and amortization	1,525	1,407	1,162
Total adjustment to deferred compensation liabilities	10,281	723	705

Total operating expenses	79,802	50,583	42,516

Income before interest expense	21,987	11,376	10,574
Interest expense	404	447	363

Net income	21,583	10,929	10,211
Members' equity, as of January 1	33,231	25,842	18,981
Distributions to members	(395)	(3,540)	(3,350)

Members' equity, as of December 31	$54,419	$33,231	$25,842

Adjusted EBITDA(1)	37,000	—	—

	As of December 31,
	2014	2013	2012
	(in thousands)
Consolidated balance sheet data:
Cash	$14,995	$5,816	$7,375
Total assets	90,144	62,771	52,429
Total liabilities	35,724	29,540	26,587

(1)
Adjusted EBITDA is defined as income (loss) before amortization and depreciation, interest (interest expense and interest income), income taxes, depreciation and amortization, total adjustment to deferred compensation liabilities, management compensation, insurance, perquisites and personal costs, payroll taxes and audit fees. To provide investors with additional information regarding the financial results of Command, we have disclosed Adjusted EBITDA for Command. We believe Adjusted EBITDA is a key measure used by both our management team and the Command management team to understand and evaluate Command's core operating performance and trends. Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating the operating results of Command. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The following is a reconciliation of Adjusted EBITDA to net income, the nearest comparable GAAP measure:

Year Ended December 31, 2014
(in thousands)
Adjusted EBITDA	$37,000
Total adjustment to deferred compensation liabilities(a)	(10,281)
Management compensation(b)	(2,771)
Other adjustments(c)	(436)

EBITDA	23,512
Depreciation and amortization	(1,525)
Interest expense	(404)

Net income	$21,583

(a)
Represents contingent consideration payable to the former owners of an entity purchased in 2005 to form Command. The purchase agreement provided for varying forms of contingent consideration to be paid to the former owners based on operating results of the company, as well as certain defined triggering events.

(b)
In connection with the Command Acquisition, compensation to various members of the Command management team will be reduced. The adjustment reflects the revised compensation levels.

(c)
Includes adjustments for insurance, perquisites and personal costs, payroll taxes and audit fees.

RISK FACTORS

        An investment in the notes involves a high degree of risk. Before purchasing notes, you should carefully consider the following risks regarding the Command Acquisition, our common stock, the notes and this offering, as well as the risk factors included in our Annual Report on 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. Each of the risks described in this sections and in the documents incorporated by reference into this prospectus supplement could adversely affect our business, financial condition and results of operations, and could result in a complete loss of your investment.

Risks Related to the Command Acquisition

This offering is not conditioned upon the closing of the Command Acquisition. Even if the Command Acquisition is completed, we may fail to realize the growth prospects and cost savings anticipated as a result of the Command Acquisition.

        On April 20, 2015, we signed the Purchase Agreement for the Command Acquisition. We expect the Command Acquisition to close in the second quarter of 2015, subject to customary closing conditions. However, completion of the Command Acquisition is not a condition to completion of this offering of notes or the concurrent common stock offering, and there can be no assurance that the Command Acquisition will be completed.

        There are a number of risks and uncertainties relating to the Command Acquisition. For example, the Command Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. See "The Command Acquisition." There can be no assurance that the conditions to closing of the Command Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Command Acquisition. In addition, both we and Command have the ability to terminate the Purchase Agreement under certain circumstances. Failure to complete the Command Acquisition would prevent us and Command from realizing the anticipated benefits of the Command Acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees, and we could become liable to Command if the purchase agreement is terminated under certain circumstances for a termination fee equal to $25.2 million. In addition, the market price of our common stock may reflect various market assumptions as to whether the Command Acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the Command Acquisition could result in a significant change in the market price of our common stock.

        In addition, the success of the Command Acquisition will depend, in part, on our ability to successfully integrate Command's business and operations, including the integration of Command's existing information technology platform and development of a uniform compensation structure across both businesses, and fully realize the anticipated benefits and potential synergies from combining our business with Command's business. If we are unable to achieve these objectives following the Command Acquisition, the anticipated benefits and potential synergies of the Command Acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits would have a material adverse effect on our business, operating results, and financial condition.

        As a result of the Command Acquisition, we will be more dependent on TL brokerage and the spot market.

Uncertainty about the Command Acquisition may adversely affect the relationships that we, Command or our combined company have with our respective customers, service providers and employees, whether or not the Command Acquisition is completed.

        Parties with whom we or Command do business may experience uncertainty associated with the Command Acquisition, including with respect to current or future business relationships with us, Command or the combined business. These business relationships may be subject to disruption as customers and others may attempt to (i) negotiate changes in existing business relationships, (ii) delay, defer or cease purchasing services from or providing services to us, Command or our combined company or (iii) consider entering into business relationships with parties other than us, Command or the combined business, including our competitors or those of Command. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of each of us or, if the Command Acquisition is completed, the combined business.

Uncertainties associated with the Command Acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the Command Acquisition.

        Whether or not the Command Acquisition is completed, the announcement and pendency of the Command Acquisition could disrupt Command's and our respective businesses. We and Command are both dependent on the experience and industry knowledge of our respective senior management and other key employees, including sales and marketing executives, to execute our respective business plans. Our success after the Command Acquisition will depend in part upon our and Command's ability to retain our respective key management personnel and other of our respective key employees in advance of the Command acquisition, and of our combined company's ability to do so following the Command Acquisition. Our current and prospective employees and those of Command may experience uncertainty about their roles within the combined company following the Command Acquisition, which may have an adverse effect on the current ability of Command or us to attract or retain key management and other key personnel or the ability of the combined company to do so following the Command Acquisition.

        Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of ours or of Command to the same extent that such companies have previously been able to attract or retain employees. In addition, following the Command Acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or Command or offer employment to potential replacements on satisfactory terms.

Our results after the Command Acquisition may suffer if we do not effectively manage our expanded operations following the Command Acquisition.

        Following the Command Acquisition, the size of our business will increase significantly beyond the current size of our existing business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of additional operations and associated increased costs and complexity. There can be no assurances we will be successful after closing of the Command Acquisition or that we will realize the expected benefits currently anticipated from the Command Acquisition.

We will incur significant acquisition-related integration costs in connection with the Command Acquisition and significant transaction expenses in connection with the negotiation and consummation of the Command Acquisition and the related financing transactions.

        We are currently developing a plan to integrate the operations of Command after the completion of the Command acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs relating to negotiating and completing the Command Acquisition and the related financing transactions. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and Command Acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and Command Acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of our common stock and the notes following the closing of the Command Acquisition.

        In accordance with GAAP, the Command Acquisition will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of our common stock following the closing of the Command Acquisition. Under the acquisition method of accounting, the total estimated purchase price will be allocated to Command's net tangible assets and identifiable intangible assets based on their respective fair values as of the date of closing of the Command Acquisition. Any excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the Purchase Agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets may become impaired, the combined company will be required to incur charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

If we successfully acquire Command, the acquired business may underperform relative to our expectations.

        Following completion of the Command Acquisition, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and Command have achieved or might achieve separately. Command business and financial performance are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers and independent contractors. We may be unable to achieve the same growth, revenues and profitability that Command has achieved in the past.

Risks Related to the Notes

If we fail to consummate our acquisition of Command Transportation, LLC, we may redeem the notes at a redemption price that may be less than your notes would otherwise be worth.

        If our pending acquisition of Command Transportation, LLC terminates for any reason (other than by consummation of the Command Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to November 3, 2015. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 80% of the excess, if any, of the redemption conversion value (as defined in this prospectus supplement under "Description of Notes—Optional Redemption") over the initial conversion value (as defined in such section). Neither the redemption price nor the consideration you receive if you choose to convert your notes will otherwise include any compensation for interest payments you would have received if your notes had not been redeemed or converted or other lost time value of your notes. In addition, if our pending acquisition of Command Transportation, LLC is not consummated for any reason, the net proceeds of this offering will not be used to partially fund the acquisition of Command Transportation, LLC and will instead be used either to fund the redemption of the notes or for general corporate purposes.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

        The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

        As of March 31, 2015, our total consolidated indebtedness was $107.2 million, none of which was secured. As of March 31, 2015, our subsidiaries had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $257.2 million.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

        Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

        We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

        The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

        Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facility restricts our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

        Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under "Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes." In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under "Description of Notes—Conversion Rights—Settlement upon Conversion." However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

        In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See "Description of Notes—Conversion Rights." If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

        In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders' equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

        In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

        In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

        Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder's conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

        Prior to the close of business on the business day immediately preceding January 1, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

        Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

        Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 60 trading day observation period. As described under "Description of Notes—Conversion Rights—Settlement upon Conversion," this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to January 1, 2020, the 60 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under "Description of Notes—Optional Redemption" and prior to the relevant redemption date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding such redemption date; and (iii) if the relevant conversion date occurs on or after January 1, 2020, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

        If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under "Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes," "Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change" and "Description of Notes—Consolidation, Merger and Sale of Assets."

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

        If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under "Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change." The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $            per share or less than

$            per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed             shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under "Description of Notes—Conversion Rights—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of Notes—Conversion Rights—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

        In addition, certain circumstances involving a significant change in the composition of our board may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under "Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change."

We cannot assure you that an active trading market will develop for the notes.

        Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

        We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we adjust or fail to adjust the conversion rate of the notes or if a deemed exchange of notes occurs even though you do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that disproportionately increases your interest in us could be treated as a deemed dividend. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. Any deemed dividends would be subject to U.S. federal income tax without a corresponding cash distribution. A deemed dividend would not give rise to a cash payment from which applicable withholding tax, if any, could be satisfied. Therefore, if any deemed dividend related withholding taxes apply and are paid on behalf of a holder, such withholding taxes will be set off against payments of cash and our common stock payable on the notes (and, in certain circumstances, against any payments on our common stock). See "Material United States Federal Income Tax Considerations."

You should carefully consider the U.S. federal income tax consequences of converting the notes.

        The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is not certain. You should consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the material U.S. federal income tax considerations for holders who purchase, own and dispose notes is contained in this prospectus supplement under "Material United States Federal Income Tax Considerations."

Risks Related to Our Common Stock

The trading price of our common stock has been and may continue to be volatile.

        Since our initial public offering in October 2009 through April 23, 2015, the closing sale price of our common stock as reported by the NASDAQ Global Select Market has ranged from a low of $10.04 on November 11, 2010 to a high of $33.82 on April 23, 2015. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your notes, and the sale of substantial amounts of common stock could adversely affect the price of our common stock and the value of your notes.

        Certain factors may continue to cause the market price of our common stock to fluctuate, including:

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  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  changes in market valuations of similar companies;

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  success of competitors' products or services;

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  changes in our capital structure, such as future issuances of debt or equity securities;

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  announcements by us, our competitors, our clients or our suppliers of significant products or services, contracts, acquisitions or strategic alliances;

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  regulatory developments in the United States or foreign countries;

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  litigation involving our company, our general industry or both;

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  additions or departures of key personnel;

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  investors' general perception of us; and

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  changes in general economic, industry and market conditions

        In addition, if the stock market experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and distracting to management. As a result, if you receive common stock upon conversion of your notes, you could lose all or part of your investment.

The concurrent offering of our common stock, and the availability of our common stock for sale in the future, could reduce the market price of our common stock.

        Concurrently with this offering, we are offering 5,000,000 shares of our common stock (or 5,750,000 shares of our common stock if the underwriters exercise their option to purchase additional shares in full). This offering is not contingent on the closing of the common stock offering, and the common stock offering is not contingent on the closing of this offering. Except as described herein under "Underwriting," we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, including any common stock that may be issued upon the conversion of the notes. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. To the extent you receive shares of our common stock upon conversion of your notes, any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. Sales of a substantial number of shares of our common stock, or the perception that these sales may occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

This offering may adversely affect the market price of our common stock.

        The market price of our common stock is likely to be influenced by this offering. For example, the market price of our common stock could become more volatile and could be depressed by:

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  investors' anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the notes;

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  possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us than owning shares of our common stock; and

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  hedging or arbitrage trading activity that may develop involving the notes and our common stock.

Our quarterly results are difficult to predict and may vary from quarter to quarter, which may result in our failure to meet the expectations of investors and increased volatility of our stock price.

        The degree to which our clients continue to use of our services depends in part on the business activities of our clients and our ability to continue to meet their cost saving needs. A significant percentage of our revenue is subject to the discretion of our Transactional clients, who may stop using our services at any time. In addition, the transportation industry in which we operate is subject to some degree of seasonal sales fluctuation, as shipments generally are lower during and after the winter holiday season because many of our retail clients ship goods and stock inventories prior to the winter holiday season. Therefore, the number, size and profitability of shipments may vary significantly from quarter to quarter. As a result, our quarterly operating results are difficult to predict and may fall below the expectations of current or potential investors in some future quarters, which could lead to a significant decline in the market price of our stock and volatility in our stock price.

If the Command Acquisition is not completed, our management will have broad discretion over the use of the proceeds and might not apply the proceeds in ways that increase the value of your investment.

        The Command Acquisition is subject to the satisfaction of a number of conditions that may prevent, delay or otherwise materially adversely affect the completion of the transaction, including conditions outside the control of the parties to the Purchase Agreement. See "The Command Acquisition—Conditions to the Completion of the Command Acquisition" in this prospectus supplement. If the Command Acquisition is not completed, we will use the net proceeds of this offering for working capital and general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

        We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

If our board of directors authorizes the issuance of preferred stock, holders of our common stock could be diluted and harmed.

        Our board of directors has the authority to issue up to 2,500,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power and dividend liquidation rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is possible that we may need, or find it advantageous, to raise capital through the sale of preferred stock in the future.

THE COMMAND ACQUISITION

        The following summary describes material provisions of the Purchase Agreement and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on April 21, 2015, which is incorporated by reference into this prospectus supplement. You are urged to read the Purchase Agreement carefully and in its entirety as it is the legal document governing the Command Acquisition.

        The Purchase Agreement and the following summary have been included to provide you with information regarding the terms of the Purchase Agreement. The representations and warranties contained in the Purchase Agreement are not intended to be a source of business or operational information about us or Command as such representations and warranties are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in our public filings and in the disclosure schedules exchanged by the parties. Business and operational information regarding us and Command can be found elsewhere in this prospectus supplement, our Current Report on Form 8-K filed with the SEC on April 21, 2015, and, with respect to us, in the other public documents that we file with the SEC. See "Where You Can Find More Information."

Summary of the Command Acquisition

        On April 20, 2015, Echo entered into that certain Unit Purchase Agreement, by and among Echo, Command, the Sellers, the Sellers' Representative, and Paul Loeb, in his individual capacity. Upon the terms and subject to the conditions set forth in the Purchase Agreement, Echo will acquire all of the outstanding membership units of Command from the Sellers, resulting in Command becoming a wholly-owned subsidiary of Echo.

        The purchase price for the Command Acquisition is approximately $420 million, subject to post-closing adjustments for working capital and cash, of which $15 million will be paid in the form of Echo common stock issued to the Sellers and $10 million will be paid in the form of Echo restricted common stock to be issued to certain employees of Command. The number of shares of Echo common stock and restricted common stock to be issued in the aggregate in connection with the Command Acquisition will be determined by dividing $25 million by the volume weighted average price of Echo's common stock on the NASDAQ Global Select Market for the twenty trading days ending on the third day prior to the closing. The Echo common stock will be issued pursuant to Section 4(a)(2) of the Securities Act at the closing.

        Our board of directors has approved and adopted the Purchase Agreement. The Command Acquisition is not subject to approval by our stockholders. The Purchase Agreement also has been approved and adopted by the manager and members of Command. In connection with the closing of the Command Acquisition, the Echo board of directors will be increased to seven directors and Paul Loeb will be appointed to Echo's board of directors.

Conditions to the Completion of the Command Acquisition

        Each party's obligation to consummate the Command Acquisition is subject to the satisfaction or waiver of customary closing conditions, including the absence of an injunction or the enactment of any law that would make the Command Acquisition illegal and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        Our obligation to consummate the Command Acquisition is subject to the satisfaction or waiver of certain conditions, including:

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  The accuracy of the representations and warranties of Command contained in the Purchase Agreement;

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  Command and the Sellers having performed their respective covenants under the Purchase Agreement in all material respects;

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  All required governmental approvals have been obtained;

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  There shall not have been any event or occurrence that has a material adverse effect on Command's business; and

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  Agreements related to employment, restricted stock grants and share lock-ups shall be in full force and effect.

Echo's obligations to consummate the Command Acquisition are not subject to any condition related to the availability of financing.

        Command's obligation to consummate the Command Acquisition is subject to the satisfaction or waiver of certain conditions, including:

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  The accuracy of the representations and warranties of Echo contained in the Purchase Agreement;

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  Echo having performed its covenants under the Purchase Agreement in all material respects;

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  The indemnity escrow agreement shall be in full force and effect;

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  The purchase price shall have been paid by Echo in accordance with the terms of the Purchase Agreement; and

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  Paul Loeb has been appointed as a member of Echo's board of directors or will be appointed within five days of Echo's annual meeting of stockholders.

Indemnification

        Echo and the Sellers have agreed to indemnify each other for certain losses, and $25.2 million of the purchase price will be held in escrow to secure the Sellers' indemnification obligations under the Purchase Agreement.

Termination of the Purchase Agreement

        The Purchase Agreement may be terminated at any time prior to the effective time of the Command Acquisition under the following circumstances:

  •
  By the mutual written consent of Echo and the Sellers' Representative.

  •
  By either Echo or the Sellers' Representative if the other party breaches any of its representations warranties, covenants or agreements in the Purchase Agreement such that the conditions to closing would not be satisfied and such breach has not been cured within 30 days' notice to the breaching party.

  •
  By either Echo or the Sellers' Representative if the closing has not occurred on or before July 20, 2015 (provided that the right to terminate the Purchase Agreement will not be available to a party whose breach of a representation, warranty, covenant or agreement caused the failure of the Command Acquisition to be consummated by such date).

  •
  By either party if a permanent injunction or other order which is final and non-appealable is issued preventing or prohibiting the consummation of the Command Acquisition.

  •
  By the Sellers' Representative (x) if all the conditions to closing have been satisfied, (y) Command has provided notice to Echo that such conditions have been satisfied or waived and the Sellers are prepared to close and (z) Echo fails to consummate the closing within two business days.

        In the event the Sellers' Representative terminates the Purchase Agreement subject to the last bullet point above, Echo will be required to pay Command a termination fee of $25.2 million.

Financing Transactions

        In connection with entering into the Purchase Agreement for the Command Acquisition, Echo entered into the Commitment Letter with the Commitment Parties. The Commitment Letter provides that the Commitment Parties will commit to provide to Echo (i) a $200 million New ABL Facility, which will be secured on a first priority basis on certain working capital assets and a second lien priority basis on certain fixed assets and (ii) a $300 million New Term Loan Facility, which will be secured on a first priority basis on certain fixed assets and a second lien priority basis on certain working capital assets. If we receive net cash proceeds from this offering or the concurrent offering of common stock in an aggregate amount equal to or greater than $100 million, the commitments with respect to the New Term Loan Facility may be automatically and permanently reduced by an amount equal to the amount of such net cash proceeds.

        In addition to using the proceeds of the Credit Facilities to consummate the Command Acquisition, we may use a portion of the proceeds of the Credit Facilities for working capital purposes or other general corporate purposes. The commitments to provide the Credit Facilities are subject to various conditions, including (i) the execution of definitive documentation reflecting the terms set forth in the Commitment Letter and (ii) other customary closing conditions.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of notes in this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option to purchase additional notes in this offering is exercised in full, we estimate that our net proceeds from this offering will be approximately $             million upon completion of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use all of the net proceeds from this offering of notes, along with the net proceeds from the concurrent common stock offering (expected to collectively generate approximately $             million in net proceeds) and borrowings under the Credit Facilities to finance the Command Acquisition. See "Prospectus Summary—Recent Developments—Proposed Acquisition of Command Transportation, LLC." If the Command Acquisition is not consummated, we will use the net proceeds from this offering to fund the redemption of the notes (if we so elect) or for working capital and general corporate purposes, and we intend to use the net proceeds from the common stock offering for working capital and general corporate purposes.

        This offering is not conditioned upon the completion of the Command Acquisition and there can be no assurance that the Command Acquisition will be completed on the terms described herein or at all. Pending the use of the net proceeds from this offering as described above, we plan to invest the net proceeds of this offering in short-term, interest-bearing obligations.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated are set forth in the following table:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	260x	16,838x	2,141x	883x	257x

(1)
"Fixed charges" consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. "Earnings" consist of consolidated income (loss) before provision (benefit) for income taxes and fixed charges.

CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale and issuance of $150 million aggregate principal amount of our notes pursuant to this offering and the sale and issuance of 5,000,000 shares of our common stock pursuant to our concurrent common stock offering at an assumed public offering price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

  •
  on a pro forma as adjusted basis to give effect to (1) the sale and issuance of $150 million aggregate principal amount of our notes pursuant to this offering and the sale and issuance of 5,000,000 shares of our common stock pursuant to our concurrent common stock offering at an assumed public offering price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (2) the Command Acquisition, including borrowings under the Credit Facilities to finance a portion of the purchase price and the issuance of $15 million of shares of our common stock to the Sellers as a portion of the purchase price at an assumed price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015.

        The as adjusted and pro forma as adjusted data in the following table assumes the transactions referred to above had been completed as of December 31, 2014 on the terms and in accordance with the assumptions set forth under "Unaudited Pro Forma Condensed Combined Financial Data" included elsewhere in this prospectus supplement. You should read this table together with "Use of Proceeds," which appears elsewhere in this prospectus supplement, as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, investors should not place undue reliance on the as adjusted or pro forma as adjusted information included below, as this offering is not contingent upon completion of the concurrent common stock offering or the Command Acquisition reflected in the adjustments below.

	As of December 31, 2014
	Actual	As Adjusted	Pro Forma As Adjusted
	(in thousands, except share and per share amounts)
	(unaudited)
Cash and cash equivalents	$32,542	$334,642	$33,236

Debt:
Convertible Senior Notes offered hereby(1)	$—	$134,040	$134,040
New ABL Facility	—	—	100,000
New Term Loan Facility	—	—	—

Total debt	—	134,040	234,040
Stockholders' equity:
Common Stock, par value $0.0001 per share, 100,000,000 shares authorized, 23,207,051 shares issued and outstanding, actual; 28,207,051 shares issued and outstanding, as adjusted; 28,650,576 shares issued and outstanding, pro forma as adjusted	2	3	3
Preferred Stock, par value $0.0001 per share, 2,500,000 shares authorized, no shares issued and outstanding, actual, as adjusted and pro forma adjusted	—	—	—
Additional paid-in capital(3)	112,689	282,683	296,558
Retained earnings	69,183	69,183	65,773

Total stockholders' equity	181,874	351,869	362,334

Total capitalization	$181,874	$485,909	$596,374

(1)
In accordance with ASC 470-20, a convertible debt instrument that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the debt discount that is recognized in equity.

(2)
Includes $15 million of shares of our common stock issued to the Sellers as a portion of the purchase price for the Command Acquisition at an assumed price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015, less a marketability discount related to the holding period restriction associated with such common stock. The actual number of shares of common stock to be issued in connection with the Command Acquisition will be determined by dividing $15 million by the volume weighted average price of our common stock on the NASDAQ Global Select Market for the twenty trading days ending on the third day prior to the closing. See "The Command Acquisition." Does not include $10 million of shares of our restricted common stock with a one-year vesting period that will be issued to certain employees of Command in connection with the closing of the Command Acquisition.

(3)
Additional paid-in capital as adjusted reflects the addition of the convertible debt equity component of $16.0 million before equity issuance costs of $4.5 million and the equity impact of the associated deferred tax liability of $6.1 million.

        The information in the table above assumes no exercise of the underwriters' over-allotment option to purchase additional notes, or, in the concurrent common stock offering, additional shares of common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on The NASDAQ Global Select Market under the symbol "ECHO." The following table sets forth the high and low sales prices of our common stock for the periods indicated.

	High	Low
2015
2nd Quarter (through April 23, 2015)	$34.17	$24.07
1st Quarter	29.94	24.11
2014
4th Quarter	$30.18	$22.46
3rd Quarter	27.20	18.92
2nd Quarter	20.49	16.34
1st Quarter	21.97	15.54
2013
4th Quarter	$21.99	$18.11
3rd Quarter	22.65	18.62
2nd Quarter	22.24	16.99
1st Quarter	22.25	17.53

        On April 23, 2015, the last sale price for our common stock as reported by The NASDAQ Global Select Market was $33.82 per share. As of April 23, 2015, there were approximately 7 holders of record of our common stock.

Dividend Policy

        Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Any determination in the future to pay dividends will depend upon our financial condition, capital requirements, operating results and other factors deemed relevant by our board of directors, including any contractual or statutory restrictions on our ability to pay dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following sets forth certain unaudited pro forma condensed combined financial data giving effect to our completion of the Command Acquisition, including the sale and issuance of an assumed $150 million aggregate principal amount of notes in this offering, the sale and issuance of 5,000,000 shares of our common stock in the concurrent common stock offering at an assumed public offering price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015 in our concurrent common stock offering, and borrowings of $100 million under the Credit Facilities to finance the Command Acquisition. The Command Acquisition is expected to close in the second quarter of 2015, subject to the satisfaction of customary closing conditions. See "The Command Acquisition."

        The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had the Command Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no transactions between us and Command during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 assumes that the Command Acquisition took place on January 1, 2014. Our condensed consolidated statement of operations, derived from our audited financial statements for the year ended December 31, 2014, has been combined with Command's audited consolidated statement of operations for the same period.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2014 assumes that the Command Acquisition took place on December 31, 2014 and combines our December 31, 2014 audited consolidated balance sheet with Command's December 31, 2014 audited consolidated balance sheet.

        Our historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Command Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined information set forth below. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and those of Command which are incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

        The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. We have been treated as the acquiror in the Command Acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Command Acquisition, the costs to combine our operations with those of Command or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the convertible senior notes and common stock contemplated to be issued and sold and borrowings under the Credit Facilities to finance the Command Acquisition.

Echo Global Logistics, Inc. and Command Transportation, LLC

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Echo	Command
Revenue	$1,173,382,760	$561,059,709	$—		$1,734,442,469
Costs and expenses:
Transportation costs	965,165,330	459,270,886	—		1,424,436,216
Selling, general, and administrative expenses	166,812,670	78,277,409	10,000,000	1	255,090,079
Depreciation and amortization	13,876,079	1,524,704	14,480,000	2	29,880,783

Income from operations	27,528,681	21,986,710	(24,480,000)		25,035,391
Interest expense	(105,404)	(403,330)	(11,193,870)	3,4	(11,702,604)
Other expense	(144,128)	—	—		(144,128)

Other expense, net	(249,532)	(403,330)	(11,193,870)		(11,846,732)

Income before provision for income taxes	27,279,149	21,583,380	(35,673,870)		13,188,659
Income tax expense	(10,491,591)	—	5,354,386	5	(5,137,205)

Net income	16,787,558	21,583,380	(30,319,484)		8,051,454

Net income applicable to common shareholders	$16,787,558	$21,583,380	$(30,319,484)		$8,051,454

Basic earnings per share	$0.73	$—	$—		$0.28	6
Diluted earnings per share	$0.71	$—	$—		$0.27	7

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Echo Global Logistics, Inc. and Command Transportation, LLC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Echo	Command
Assets
Cash and cash equivalents	$32,542,119	$14,994,545	$(14,300,362)	8,9,10	$33,236,302
Accounts receivable, net of allowance	145,198,419	70,393,213	—		215,591,632
Income taxes receivable	1,968,511	—	—		1,968,511
Prepaid expenses	2,849,011	825,890	—		3,674,901
Deferred income taxes	995,171	—	—		995,171
Other current assets	2,114,356	—	1,600,000	9	3,714,356

Total current assets	$185,667,587	$86,213,648	$(12,700,362)		$259,180,873

Property and equipment, net	21,276,709	3,929,874			25,206,583
Intangibles and other assets:
Goodwill	77,909,537	—	210,028,386	11	287,937,923
Intangible assets, net of accumulated amortization	30,871,423	—	146,000,000	12	176,871,423
Other assets	318,938	—	6,400,000	9	6,718,938

Total long-term assets	$130,376,607	$3,929,874	$362,428,386		$496,734,867

Total assets	$316,044,194	$90,143,522	$349,728,024		$755,915,740

Liabilities and stockholders'/members' equity
Accounts payable—trade	$85,999,784	$10,415,575	$—		$96,415,359
Due to seller—short term	4,243,088	—	—		4,243,088
Accrued expenses	19,496,000	8,890,971	—		28,386,971
Current portion of deferred compensation liabilities	—	5,909,185	(5,909,185)	8	—
Notes Payable	17,507,500	—	—		17,507,500

Total current liabilities	$127,246,372	$25,215,731	$(5,909,185)		$146,552,918

Bond payable	—	—	134,040,000	13,14	134,040,000
Additional Lending Facility	—	—	100,000,000	15	100,000,000
Due to seller—long term	1,087,990	—	—		1,087,990
Long-term portion of deferred compensation liabilities	—	10,508,620	(10,508,620)	8	—
Other noncurrent liabilities	1,502,019	—	—		1,502,019
Deferred income taxes	4,333,635	—	6,064,800	14	10,398,435

Total long-term liabilities	$6,923,644	$10,508,620	$229,596,180		$247,028,444

Total liabilities	$134,170,016	$35,724,351	$223,686,995		$393,581,362

Stockholders'/members' equity:
Common stock, par value $0.0001 per share	2,322	—	544	13	2,866
Additional paid-in capital	112,688,360	—	183,869,656	13,14	296,558,016
Retained earnings/members' equity	69,183,496	54,419,171	(57,829,171)	16,17	65,773,496

Total stockholders'/members' equity	$181,874,178	$54,419,171	$126,041,029		$362,334,378

Total liabilities and stockholders'/members' equity	$316,044,194	$90,143,522	$349,728,024		$755,915,740

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)
As part of the Command Acquisition, Command management entered into new employment agreements with Echo Global Logistics which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation under each agreement. Stock compensation under the new agreements would have been $10,000,000 for the year ended December 31, 2014. The stock compensation expense recognized in the pro forma financial statements for the new arrangements includes only the time-based awards granted.

(2)
To record pro forma amortization expense of $14,480,000 for the 12 months ended December 31, 2014. Pro forma amortization is calculated as follows:

Asset	Fair Value	Useful Life	Estimated Amortization
Trademarks/Trade Name	$7,000,000	7 Years	1,000,000
Technology	$3,000,000	3 Years	1,000,000
Customer Relationships	$132,000,000	15 Years	11,680,000
Non-Competition Agreements	$4,000,000	5 Years	800,000

Total Fair Value	$146,000,000

Amortization expense has been calculated using the accelerated method for customer relationships over the estimated useful life. Amortization expense has been calculated using the straight-line method over the estimated useful life for other intangible assets.

(3)
Represents the removal of interest related expense of Command of $403,330 for the 12 months ended December 31, 2014. Command had borrowings outstanding from its majority member under a note payable agreement at certain points in 2014. From time to time, Command actively increased borrowings from the majority member and also made payments to the majority member in order to repay borrowings. Interest on the outstanding borrowings was applied at 6.00% per annum in order to repay borrowings. There were no amounts outstanding as of December 31, 2014. The note payable agreement was dissolved as part of the Command Acquisition. This amount is removed from interest expense.

(4)
Represents the interest expense incurred on the $150,000,000 convertible note offering and the expected interest expense related to borrowings on the New ABL Facility. See Notes 14 and 15 for the expected terms of the respective arrangements. Interest expense includes the amortization of loan commitment fees. As the fees are fixed and determinable, the fees are recognized as an adjustment of yield over the related loan's life.

(5)
Reflects the income tax effects of the historical results of Command and the pro forma adjustments for the 12 month period ended December 31, 2014 using the statutory rate of 38.0%.

(6)
Reflects adjustments to the denominator of basic earnings per share giving effect to the 5,000,000 shares issued in the anticipated equity offering and an assumed 443,525 shares issued as consideration for the business as if they occurred January 1, 2014, the beginning of the period presented.

(7)
Reflects adjustments to the pro forma diluted earnings per share by giving effect to the dilutive impact of the number of shares issued in relation to the $10,000,000 of restricted stock granted to several key Command employees as part of the Unit Purchase Agreement. The restricted stock will be issued at the closing and vests after one year. There is no dilutive impact of the shares that may be issued in relation to the issuance of convertible notes as the conversion price exceeds the current market price.

(8)
Represents an adjustment for the payment of the deferred compensation liabilities of Command of $16,417,805 that will not be assumed by Echo. A preliminary purchase price allocation is below:

Purchase Price To Be Paid	Amount
Cash Paid to Seller	396,572,557
Value of Shares Issued to Sellers	13,875,000

Total	410,447,557
Purchase Price Allocation
Purchase Price	410,447,557
Less: Fair value of net assets acquired	(54,419,171)
Less: Fair value of trademarks/trade names	(7,000,000)
Less: Technology acquired	(3,000,000)
Less: Fair value of non-compete agreements	(4,000,000)
Less: Fair value of customer relationships	(132,000,000)

Fair value of goodwill	210,028,386
(9)
Cash amount is reduced for $11,410,000 of fees that will be paid out of available cash. $8,000,000 of the $11,410,000 fees relate to commitment fees related to the convertible notes (Note 14) and the New ABL Facility (Note 15). These are divided between short-term and long-term portions of the fees. The remaining $3,410,000, which are advisory, legal and other directly related transaction costs will be paid in cash and are transaction related costs. The $3,410,000 is presented after affecting the items for income tax. As these transaction expenses are not expected to have an ongoing impact, they are not reflected in the unaudited pro forma condensed combined statement of operations.

(10)
Sources and uses of cash:

Sources of cash:
Offering of common stock (net of issuance costs)	$160,100,000
Offering of convertible notes	150,000,000
Drawdown from New ABL Facility	100,000,000
Total sources of cash	410,100,000
Uses of cash:
Convertible notes issuance and New ABL Facility costs	(8,000,000)
Acquisition costs	(3,410,000)
Cash acquisition purchase price	(396,572,557)
Payment of Command deferred compensation liability	(16,417,805)
Total uses of cash	(424,400,362)
Net cash adjustment	$(14,300,362)
(11)
Records the preliminary fair value of goodwill resulting from the pro forma allocation of the purchase price as if the Command Acquisition had occurred using a preliminary purchase price estimate of $410,447,557. See Note 8 above for a preliminary purchase price allocation. Goodwill resulting from the Command Acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill. The goodwill resulting from the Command Acquisition is deductible for income tax purposes.

(12)
Represents the preliminary allocation of purchase price to identifiable intangible assets, as follows:

Trademarks/Trade Name:	$7,000,000
Technology:	$3,000,000
Customer Relationships:	$132,000,000
Non-Competition Agreements:	$4,000,000
(13)
The pro forma financial statements reflect the assumed issuance of 5,000,000 shares of common stock, the issuance of $150,000,000 of convertible notes and the draw of $100,000,000 from the New ABL Facility to fund the purchase price and related fees. Net proceeds from the equity offering after associated fees are expected to be $160,100,000. Not included in the 5,000,000 shares of common stock to be issued is $13,875,000 of new common stock issued to the Sellers as part of the consideration transferred. The equity to be issued to Seller has been adjusted from $15,000,000 for a marketability discount related to the holding period restriction associated with the common stock issued as consideration in the Command Transaction. Using a closing price on April 23, 2015 of $33.82, 443,525 shares would be issued to Sellers in addition to the 5,000,000 issued in relation to the new equity offering. A $1.00 increase in the issue price of Echo Global Logistics, Inc. common stock would decrease the number of shares issued to the Sellers by 12,738. A $1.00 decrease in the issue price of Echo Global Logistics, Inc. common stock would increase the number of shares issued to the Sellers by 13,514. In the event that the Company is unable to secure the contemplated equity and convertible note financing for the Command Acquisition, it has arranged for the New Term Loan Facility with Morgan Stanley, Credit Suisse and PNC to finance the Command Acquisition. The New Term Loan Facility will bear interest at Echo's option at a rate based on LIBOR or an adjusted base rate, plus the applicable margin. The applicable margin on the base rate will be 3.75% and 4.75% on the LIBOR option. There is a 1% floor on LIBOR. The New Term Loan Facility will mature 7 years from the closing date.

(14)
Represents the liability recorded in association with the debt portion of an anticipated convertible note offering. The total offering size is $150,000,000 with a five year maturity. These instruments will be unsecured senior notes. The anticipated coupon rate is expected to be between 2.75% and 3.25%. The expected conversion premium will be between 27.5% - 32.5% of the market price on the date of issuance. It is anticipated that the debt obligation will be settled in cash with an additional premium settled in shares. The debt portion of the instrument has been recorded at $134,040,000. $15,960,000 of the total $150,000,000 instrument was allocated to the conversion feature. In relation, a deferred tax liability of $6,064,800 was created for the conversion feature using the statutory tax rate of 38%.

(15)
Represents the anticipated borrowings under the New ABL Facility. The New ABL Facility will be secured by the Company's accounts receivable and subject to borrowing base requirements. The New ABL Facility bears interest at the Echo's option based upon LIBOR or the base rate plus a margin determined by the excess availability. The New ABL Facility bears interest at Adjusted LIBOR plus a range from 1.50%-2.00% determined on excess availability or at an alternate base rate plus a range from 0.50% - 1.00% determined on excess availability.

(16)
Reflects adjustments to eliminate Command's historical members' equity of $54,419,171.

(17)
Reflects adjustments to account for transaction costs of $3,410,000 (net of tax) related to the Command Acquisition. As the transaction expenses will not have a continuing impact, the transaction expenses are not reflected in the unaudited pro forma condensed combined statement of operations.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

        On May 2, 2014, we entered into a credit agreement (the "Credit Agreement") with PNC Bank for the establishment of a revolving credit facility (the "Revolving Credit Facility"). The $50 million Revolving Credit Facility expires on May 2, 2017 and allows for the issuance of up to $20 million in letters of credit. The issuance of letters of credit under the Revolving Credit Facility reduces available borrowings. Our ability to access the Revolving Credit Facility is subject to our compliance with the terms and conditions of the Credit Agreement, including customary covenants that provide limitations and conditions on our ability to enter into certain transactions. The Credit Agreement also contains financial covenants that require us to maintain a maximum leverage ratio and a minimum interest coverage ratio. As of March 31, 2015, we were in compliance with all of these covenants.

        We pay a commitment fee to PNC Bank to keep the Revolving Credit Facility active. Borrowings bear interest at one of the following, plus an applicable margin: (1) the federal funds rate, (2) the prime rate, or (3) the LIBOR rate, based on our election for each tranche of borrowing. Both the commitment fee and any interest expense are recorded to the income statement as interest expense in the period incurred.

        At March 31, 2015, there were no amounts drawn against the Revolving Credit Facility and there were letters of credit outstanding in the aggregate amount of $0.8 million. The amounts available under the Revolving Credit Facility are reduced by the amounts outstanding under letters of credit, and thus availability under the Revolving Credit Facility at March 31, 2015 was $49.2 million.

Financing Transactions in Connection with Command Acquisition

        In connection with entering into the Purchase Agreement for the Command Acquisition, we entered into the Commitment Letter with the Commitment Parties pursuant to which Commitment Parties will commit to provide to Echo the New ABL Facility and the New Term Loan Facility, as described in "The Command Acquisition—Financing Transactions."

DESCRIPTION OF NOTES

        We will issue the notes under a base indenture between us and U.S. Bank National Association, as supplemented by a supplemental indenture with respect to the notes, each to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture (the "base indenture"), as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        You may request a copy of the indenture from us as described under "Where You Can Find More Information."

        The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to carefully read these documents because they, and not this description, define your rights as a holder of the notes.

        For purposes of this description, references to "we," "our" and "us" refer only to Echo Global Logistics, Inc. and not to its subsidiaries.

General

        The notes will:

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  be our general unsecured, senior obligations;

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  initially be limited to an aggregate principal amount of $150,000,000 (or $172,500,000 if the underwriters' over-allotment option is exercised in full);

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  bear cash interest from May       , 2015 at an annual rate of        % payable on May 1 and November 1 of each year, beginning on November 1, 2015;

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  be subject to redemption at our option on a redemption date to occur on or prior to November 3, 2015, in whole but not in part, if the purchase and sale agreement relating to our pending acquisition of Command Transportation, LLC terminates (other than by consummation of the Command Acquisition), at a redemption price for each $1,000 principal amount of notes to be redeemed equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date, and (iii) 80% of the excess, if any, of the redemption conversion value (as defined under "—Optional Redemption" below) over the initial conversion value (as defined in such section);

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  be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes"), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

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  mature on May 1, 2020, unless earlier converted, redeemed or repurchased;

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  be issued in denominations of $1,000 and multiples of $1,000; and

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  be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "—Book-Entry, Settlement and Clearance."

        Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate is subject to adjustment if certain events occur.

        We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under "—Conversion Rights—Settlement upon Conversion." You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

        The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from incurring liens, paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes" and "—Consolidation, Merger and Sale of Assets" below and except for the provisions set forth under "—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

        Notwithstanding anything to the contrary in the accompanying prospectus, we may, from time to time, without notice to or the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers.

        We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

        Except to the extent the context otherwise requires, we use the term "notes" in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term "common stock" in this prospectus supplement to refer to our common stock, par value $0.0001 per share. References in this prospectus supplement to a "holder" or "holders" of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the "close of business" refer to 5:00 P.M., New York City time, and to the "open of business" refer to 9:00 A.M., New York City time.

Purchase and Cancellation

        We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer, exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to holders. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered "outstanding" under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

        We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

        We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

        The registered holder of a note will be treated as its owner for all purposes.

Interest

        The notes will bear cash interest at a rate of        % per year until maturity. Interest on the notes will accrue from May       , 2015 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2015. We may, at our election, pay additional interest under the circumstances described under "Events of Default."

        Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date (each, a "regular record date"). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

        If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

        Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "—Events of Default."

Ranking

        The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        As of March 31, 2015, our total consolidated indebtedness was $107.2 million, none of which was secured. As of March 31, 2015, our subsidiaries had no indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $257.2 million.

        The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See "Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes."

Optional Redemption

        No "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically. If the purchase and sale agreement relating to our pending acquisition of Command Transportation, LLC terminates (other than by consummation of the Command Acquisition), we may redeem all, but not less than all, of the outstanding notes for cash on a redemption date to occur on or prior to November 3, 2015. In the case of any optional redemption, we will provide not less than 95 nor more than 110 calendar days' notice before the redemption date by mail or electronic delivery to the trustee, the paying agent, the conversion agent and each holder of notes. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such notes to, but excluding, the redemption date and (iii) 80% of the excess, if any, of the redemption conversion value over the initial conversion value (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date and the redemption price will not include any accrued and unpaid interest on the notes). The redemption date must be a business day. Following November 3, 2015, the notes will not be redeemable.

        The "redemption conversion value" means, with respect to any redemption date, the sum of the daily conversion values (as defined under "—Conversion Rights—Settlement upon Conversion") for each trading day in the observation period that would apply to a conversion of notes on or after our issuance of the relevant notice of redemption and prior to such redemption date.

        The "initial conversion value" means the product of (i)             , which is the initial conversion rate for the notes and (ii)              , the public offering price for our common stock in the concurrent common stock offering.

        No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

  General

        Prior to the close of business on the business day immediately preceding January 1, 2020, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings "—Conversion upon Satisfaction of Sale Price Condition," "—Conversion upon Satisfaction of Trading Price Condition," "—Conversion upon Redemption" and "—Conversion upon Specified Corporate Events." On or after January 1, 2020 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

        The conversion rate will initially be             shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under "—Settlement upon Conversion." If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 60 trading day observation period (as defined below under "—Settlement upon Conversion"). The trustee initially will act as the conversion agent.

        A holder may convert fewer than all of such holder's notes so long as the notes converted are a multiple of $1,000 principal amount.

        If we call the notes for redemption, a holder of notes may convert its notes only until the close of business on the business day immediately preceding the redemption date, unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first validly withdraws its repurchase notice.

        Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under "—Settlement upon Conversion." Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

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  the principal amount of the note; and

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  accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

        As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

        Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

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  for conversions following the regular record date immediately preceding the maturity date;

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  if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

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  if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

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  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the redemption date or maturity date, as the case may be, will receive the full interest payment due on the redemption date or maturity date, as the case may be, regardless of whether their notes have been converted following such regular record date.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

        Holders may surrender their notes for conversion under the following circumstances:

  Conversion upon Satisfaction of Sale Price Condition

        Prior to the close of business on the business day immediately preceding January 1, 2020, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on June 30, 2015 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. We will determine whether the notes are convertible pursuant to this paragraph and will so notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) accordingly.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        "Trading day" means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, "trading day" means a "business day."

  Conversion upon Satisfaction of Trading Price Condition

        Prior to the close of business on the business day immediately preceding January 1, 2020, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined by the bid solicitation agent following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose, which may include one or more underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer we select, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting or bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

        The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

        We will initially act as the bid solicitation agent.

  Conversion upon Notice of Redemption

        If we call the notes for redemption, holders may convert their notes at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, holders will no longer have the right to convert their notes on account of our delivery of such notice of redemption, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

  Conversion upon Specified Corporate Events

  Certain Distributions

        If, prior to the close of business on the business day immediately preceding January 1, 2020, we elect to:

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  issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

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  distribute to all or substantially all holders of our common stock our assets, any securities or rights to purchase any securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) at least 75 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

  Certain Corporate Events

        If a transaction or event that constitutes a "fundamental change" (as defined under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes") or a "make-whole fundamental change" (as defined under "—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change") occurs prior to the close of business on the business day immediately preceding January 1, 2020, regardless of whether a holder has the right to require us to repurchase the notes as described under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes" or if we are a party to a consolidation, merger, binding share exchange or similar transaction, or transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder's notes may be surrendered for conversion at any time from or after the date that is 75 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 75 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 75 scheduled trading days prior to the anticipated effective date of such transaction, within three business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

  Conversions on or after January 1, 2020

        On or after January 1, 2020, a holder may convert all or any portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

  Conversion Procedures

        If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC's procedures if you wish to exercise your conversion rights.

        If you hold a certificated note, to convert you must:

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  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

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  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

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  if required, furnish appropriate endorsements and transfer documents; and

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  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

        We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name, in which case the holder will pay the tax.

        We refer to the date you comply with the relevant procedures for conversion described above as the "conversion date."

        If a holder has already delivered a repurchase notice as described under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes" with respect to a note, the holder may not surrender that note for conversion until the holder has validly withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder's right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

  Settlement upon Conversion

        Upon conversion, we may choose to pay or deliver, as the case may be, either cash ("cash settlement"), shares of our common stock ("physical settlement") or a combination of cash and shares of our common stock ("combination settlement"), as described below. We refer to each of these settlement methods as a "settlement method."

        All conversions for which the relevant conversion date occurs on or after January 1, 2020, and all conversions for which the relevant conversion date occurs on or after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after our issuance of a notice of redemption but prior to the related redemption date and any conversions for which the relevant conversion date occurs on or after January 1, 2020, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

        If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) on or after the date of issuance of a notice of redemption as described under "—Optional Redemption" and prior to the related redemption date, in such notice of redemption or (ii) on or after January 1, 2020, no later than January 1, 2020). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

        Settlement amounts will be computed as follows:

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  if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

  •
  if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 60 consecutive trading days during the related observation period; and

  •
  if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the related observation period.

        The "daily settlement amount," for each of the 60 consecutive trading days during the observation period, shall consist of:

  •
  cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the "specified dollar amount"), if any, divided by 60 (such quotient, the "daily measurement value") and (ii) the daily conversion value; and

  •
  if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

        The "daily conversion value" means, for each of the 60 consecutive trading days during the observation period, 1/60th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

        The "daily VWAP" means, for each of the 60 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "ECHO <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The "daily VWAP" will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

        The "observation period" with respect to any note surrendered for conversion means:

  •
  subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to January 1, 2020, the 60 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

  •
  if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under "—Optional Redemption" and prior to the relevant redemption date, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding such redemption date; and

  •
  if the relevant conversion date occurs on or after January 1, 2020, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date.

        For the purposes of determining amounts due upon conversion only, "trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, "trading day" means a "business day."

        "Scheduled trading day" means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a "business day."

        For the purposes of determining amounts due upon conversion, "market disruption event" means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

        Except as described under "—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change" and "—Recapitalizations, Reclassifications and Changes of Our Common Stock," we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

        We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

        Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1=CR0×	OS1 OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

        Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)
If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1=CR0×	OS0+X OS0+Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

        Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

        For the purpose of this clause (2) and for the purpose of the first bullet point under "—Conversion upon Specified Corporate Events—Certain Distributions," in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•
dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•
spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1=CR0×	SP0 SP0–FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0	=
the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=
the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

        Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

CR1=CR0×	FMV0+MP0 MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under "—Conversion upon Satisfaction of Sale Price Condition" as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

        The increase to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to "10" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to "10" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to "10" or "10th" in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)
If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1=CR0×	SP0 SP0–C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

        Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1=CR0×	AC+(SP1×OS1) OS0×SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=
the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=
the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

        The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to "10" or "10th" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to "10" or "10th" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to "10" or "10th" in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

        Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under "—Settlement upon Conversion" based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

        As used in this section, "record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

        A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material United States Federal Income Tax Considerations."

        If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  solely for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, if any.

        Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

  Recapitalizations, Reclassifications and Changes of Our Common Stock

        In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

  •
  any consolidation, merger or combination involving us,

  •
  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

  •
  any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under "—Settlement upon Conversion" and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under "—Settlement upon Conversion" will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under "—Settlement upon Conversion" will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under "—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change"), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

        The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under "—Conversion Rate Adjustments" above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes" below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

  Adjustments of Prices

        Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the "stock price" for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

  Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

        If the "effective date" (as defined below) of a "fundamental change" (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the "make-whole fundamental change period").

        Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under "—Settlement upon Conversion." However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

        The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

        The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under "—Conversion Rate Adjustments."

        The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Effective Date	Stock Price
May , 2015	$	$	$	$	$	$	$	$	$	$	$	$	$
May 1, 2016
May 1, 2017
May 1, 2018
May 1, 2019
May 1, 2020

        The exact stock prices and effective dates may not be set forth in the table above, in which case

  •
  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

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  If the stock price is greater than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

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  If the stock price is less than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

        Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed             shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

        If a "fundamental change" (as defined below in this section) occurs at any time prior to the maturity date of the notes, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

        The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

        A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

          (2)   the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

          (3)   our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

          (4)   our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

        A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under "—Conversion Rights—Settlement upon Conversion").

        If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the second immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of "fundamental change" above shall instead be references to such other entity.

        On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

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  the date of the fundamental change;

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  the last date on which a holder may exercise the repurchase right;

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  the fundamental change repurchase price;

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  the fundamental change repurchase date;

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  the name and address of the paying agent and the conversion agent, if applicable;

  •
  if applicable, the conversion rate and any adjustments to the conversion rate;

  •
  that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the fundamental change repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, the repurchase notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice of withdrawal must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or an integral multiple thereof.

        We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

        In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

  •
  file a Schedule TO or any other required schedule under the Exchange Act; and

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  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this "—Fundamental Change Permits Holders to Require Us to Repurchase Notes" to be exercised in the time and in the manner specified in the indenture.

        No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

        The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See "Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes." If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

        The consolidation, merger and sale of assets provisions under Article 10 of the base indenture will not apply to the notes. Instead, the consolidation, merger and sale of assets provisions described in this "—Consolidation, Merger and Sale of Assets" section, as more fully set forth in the supplemental indenture, will apply to the notes.

        The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

        The event of default provisions set forth under Section 6.01 of the base indenture will not apply to the notes. Instead, the events of default and related provisions described in this "—Events of Default" section, as more fully set forth in the supplemental indenture, will apply to the notes.

        Each of the following is an event of default with respect to the notes:

          (1)   default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

          (2)   default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

          (3)   default in the payment of the redemption price upon our optional redemption of the notes;

          (4)   our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right, and such default is not cured within three business days;

          (5)   our failure to give a fundamental change notice as described under "—Fundamental Change Permits Holders to Require Us to Repurchase Notes," and such failure is not cured within five days after the due date for such notice of the effective date of a make-whole fundamental change as described under "—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change," and such failure is not cured within five days after the due date for such notice, or notice of a specified corporate transaction as described under "—Conversion Rights—Conversion upon Specified Corporate Events," and such failure is not cured within five days after the due date for such notice;

          (6)   our failure to comply with our obligations under "—Consolidation, Merger and Sale of Assets";

          (7)   our failure for 60 days after written notice from the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

          (8)   default by us or any of our significant subsidiaries as defined in Article I, Rule 1-02 of Regulation S-X under the Exchange Act, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that no such default shall constitute an event of default unless such default is not cured or waived within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes of the applicable series then outstanding, in accordance with the applicable indenture; or

          (9)   certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, occur and, solely with respect to any involuntary case or other proceeding, remain undismissed and unstayed for a period of 60 consecutive days; or

          (10) a final judgment or judgments for the payment of $20 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

        If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Echo Global Logistics, Inc., 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

        Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under "—Reports" below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (x) 0.25% per annum of the principal amount of the notes outstanding for the first 90 days during which such event of default is continuing and (y) 0.50% per annum of the principal amount of such outstanding notes for the 90 days thereafter during which such event of default is continuing.

        If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

        In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

        If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

        The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and all amounts owing to the trustee have been paid.

        Each holder shall have the right to receive payment or delivery, as the case may be, of:

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  the principal (including the fundamental change repurchase price, if applicable) of;

  •
  accrued and unpaid interest, if any, on;

  •
  if applicable, the redemption price of; and

  •
  the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee notice that an event of default is continuing;

          (2)   holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

          (5)   the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

        The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers vested in it by the indenture and the Trust Indenture Act to use the degree of care that a prudent person would use in the conduct of its own affairs under the circumstances. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail or send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

        Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate.

Modification and Amendment

        Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or extend the stated time for payment of interest on any note;

          (3)   reduce the principal of or extend the stated maturity of any note;

          (4)   make any change that adversely affects the conversion rights of any notes;

          (5)   reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

          (6)   reduce the redemption price or make any other change to the provisions described under "—Optional Redemption" above that is adverse to holders in any way;

          (7)   make any note payable in money, or at a place of payment, other than that stated in the note;

          (8)   change the ranking of the notes in a manner that is adverse to the rights of the holders of such notes;

          (9)   impair the right of any holder to receive payment of principal and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (10) make any change in the amendment provisions that require each holder's consent or in the waiver provisions; or

          (11) irrevocably elect a settlement method or a specified dollar amount.

        Without the consent of any holder, we and the trustee may supplement or amend the indenture to:

          (1)   cure any ambiguity, omission, defect or inconsistency in such indenture, including to eliminate any conflict with the terms of the Trust Indenture Act;

          (2)   provide for the assumption by a successor corporation of our obligations under the indenture;

          (3)   add guarantees with respect to the notes;

          (4)   secure the notes;

          (5)   add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

          (6)   make any change that does not adversely affect the rights of any holder;

          (7)   in connection with any transaction described under "—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock" above, provide that the notes are convertible into reference property, subject to the provisions described under "—Conversion Rights—Settlement upon Conversion" above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

          (8)   comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (9)   conform the provisions of the indenture to the "Description of Notes" section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

        Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail or send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

        The satisfaction and discharge provisions set forth under Article 11 of the base indenture will not apply to the notes. Instead, the satisfaction and discharge provisions described in this "—Discharge" section, as more fully set forth in the supplemental indenture, will apply to the notes.

        We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

        Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, trading price (if we are acting as bid solicitation agent), the redemption price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will determine whether the notes are convertible and provide written notice to the holders of the notes, the trustee and the conversion agent. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

        The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor thereto). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. Notwithstanding anything to the contrary, we shall in no event be required to file with, or otherwise provide or disclose to, the trustee or any holder any information for which we are requesting (assuming such request has not been denied), or have received, confidential treatment from the SEC. Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice to the trustee of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on officers' certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with our covenants under the indenture or with respect to any reports or other documents filed with the SEC or EDGAR.

Trustee

        U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The corporate trust office of the trustee for purposes of the indenture is located at 190 South LaSalle Street, 10th Floor, MK-IL-SLTR, Chicago, IL 60603, Attention: Global Corporate Trust and Escrow Services.

        We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

        The trustee (including in its capacities as conversion agent, paying agent or registrar) shall have no responsibility to determine the trading price or whether the notes are convertible.

Governing Law; Jury Trial Waiver

        The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture provides that we, the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes, or any transaction contemplated thereby.

Book-Entry, Settlement and Clearance

  The Global Notes

        The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

  Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

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  will not be entitled to have notes represented by the global note registered in their names;

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  will not receive or be entitled to receive physical, certificated notes; and

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  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to receiving notices and the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for any act or omission of DTC or for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

  Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

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  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

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  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

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  an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests through DTC that its notes be issued in physical, certificated form.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary is a general discussion of the material United States federal income consequences as of the date hereof of the ownership of notes and the shares of our common stock that may be received upon conversion of the notes. This discussion is addressed only to beneficial owners of the notes that purchase the notes for cash on original issuance at their "issue price" (the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold such notes as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and to beneficial holders of our common stock that acquire such common stock upon conversion of a note purchased on original issuance at its "issue price" and hold such common stock as a "capital asset" within the meaning of Section 1221 of the Code.

        As used in this discussion, the term "U.S. holder" means a beneficial owner of the notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

        A "non-U.S. holder" is a beneficial owner of the notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes, an individual, corporation, trust (other than an entity treated as a grantor trust for U.S. federal income tax purposes) or estate that is not a U.S. holder.

        The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Any such change may significantly affect the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service ("IRS"), with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

        This discussion does not consider:

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  U.S. federal estate or gift tax consequences, or U.S. state or local or non-U.S. tax or tax treaty consequences;

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  specific facts and circumstances that may be relevant to a particular holder's tax position;

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  the tax consequences for the shareholders, partners, or beneficiaries of a holder;

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  special tax rules that may apply to particular holders, such as banks or other financial institutions; insurance companies; tax-exempt organizations; governments or government instrumentalities or agencies; qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; entities treated as flow-through entities or disregarded as separate from their owner for U.S. federal income tax purposes or their owners; hybrid or reverse hybrid entities; "expatriated entities" subject to Section 7874 of the Code; certain former citizens or former long-term residents of the United States; part-year resident aliens; United States persons that have a "functional currency" other than the U.S. dollar; "controlled foreign corporations" or "passive foreign investment companies"; corporations that accumulate earnings to avoid U.S. federal income tax; underwriters, broker-dealers, and traders in securities; persons subject to the unearned income Medicare contribution tax or alternative minimum tax; or

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  special tax rules that may apply to a holder that holds our common stock or notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment.

        If a holder is classified as a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes), the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors about the United States federal tax and other tax law consequences of the acquisition, ownership and disposition of our notes and shares of our common stock received upon conversion of notes.

        Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax and tax treaty considerations with respect to owning and disposing of our notes and shares of our common stock received upon conversion of notes.

        YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP, CONVERSION AND DISPOSITION OF THE NOTES AND OWNERSHIP AND DISPOSITION OF THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Contingent payments

        In certain circumstances, we may be obligated to pay holders amounts in excess of the stated interest and principal payable on the notes (see e.g., "Description of Notes—Events of Default" and "Description of Notes—Optional Redemption"), which may implicate the provisions of U.S. Treasury regulations relating to a "contingent payment debt instrument" ("CPDI"). We intend to take the position that the notes are not CPDIs. This position is based upon our belief that there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and/or that such additional amounts are incidental. Our position that such possibility is a remote or incidental contingency is binding on a holder unless the holder explicitly discloses to the IRS that it is taking a different position. If the IRS successfully challenged this position, and the notes were treated as CPDIs, holders would, among other things, be required to accrue ordinary income (on a compounded basis) at a higher rate than the stated interest rate and any original issue discount (if any) on the notes, treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain and treat conversion of a note as a taxable disposition giving rise to ordinary income. Prospective holders should consult their tax advisors regarding the appropriate tax treatment of such additional amounts.

        The remainder of this discussion assumes that the notes are not treated as CPDIs. Prospective holders should consult their tax advisors regarding the possible application of the CPDI rules to the notes.

U.S. Holders

Payments of Interest

        It is anticipated, and this discussion assumes, that the notes will be issued with no original issue discount or less than a de minimis amount of original issue discount (as determined under the Code). In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with the U.S. holder's usual method of accounting for tax purposes. If, however, a note's principal amount exceeds its issue price by an amount that does not satisfy the de minimis test, a U.S. holder will be required to include the excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes

        Except as provided below under "—Conversion of Notes," a U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption, repurchase by us or other taxable disposition of a note, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under "—Payments of Interest") and such U.S. holder's adjusted tax basis in the note. A U.S. holder's tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Short-term capital gains are taxed at ordinary income rates. A U.S. holder's ability to deduct capital losses may be limited.

Conversion of Notes

        If a U.S. holder presents a note for conversion, a U.S. holder may receive solely cash, solely our common stock, or a combination of cash and our common stock in exchange for notes, depending upon our chosen settlement method.

  Solely Common Stock

        If a U.S. holder receives solely our common stock (and cash in lieu of a fractional share) in exchange for notes upon conversion, the U.S. holder generally will not recognize gain or loss upon the conversion of the notes into our common stock, except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described above under "—Payments of Interest"). Cash received in lieu of a fractional share of our common stock upon a conversion of a note should be treated as if the fractional share was issued and received and then immediately redeemed for cash. Accordingly, the receipt of cash in lieu of a fractional share of our common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of our common stock and a U.S. holder's tax basis allocable to such fractional share of our common stock, as described below. The tax basis of shares of our common stock received upon a conversion (including any fractional share deemed to be received by the U.S. holder but excluding shares attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted. A U.S. holder's tax basis in a fractional share of our common stock will be determined by allocating such holder's tax basis in the shares of our common stock, as determined in accordance with the previous sentence, between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values. The U.S. holder's holding period for the shares of our common stock (other than shares attributable to accrued interest) will generally include the holding period of the converted note. The U.S. holder's holding period for shares of our common stock received with respect to accrued interest should generally commence on the day after the date of receipt.

  Solely Cash

        If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under "—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes").

  Cash and Common Stock

        The U.S. federal income tax treatment of the conversion of a note into cash and our common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion. In general, the income tax treatment will depend on whether the conversion is treated as a "recapitalization" or, alternatively, as a conversion of a portion of the note for our common stock and a taxable exchange of a portion of the note for cash.

        In the event a note is converted into cash and our common stock and the conversion is treated as a "recapitalization," a U.S. holder of a note will recognize the amount of gain (if any) realized to the extent of the cash received (other than cash attributable to accrued interest, which will be treated as described under "—Payments of Interest" above, or cash received in lieu of a fractional share). The gain realized will equal the fair market value of the common stock and cash received (other than any amount attributable to accrued interest) minus the U.S. holder's adjusted tax basis in the converted notes. No loss will be recognized. The U.S. holder's aggregate tax basis in the common stock received (other than any stock received with respect to accrued interest but including any basis allocable to a fractional share) will equal the holder's adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share).

        The receipt by a U.S. holder of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder's tax basis in the fractional share). Any capital gain a U.S. holder recognizes upon conversion will be long-term capital gain if at the time of conversion the holder has held the notes for more than one year. Long-term capital gains recognized by non-corporate U.S. holders are subject to reduced tax rates.

        A U.S. holder's tax basis in a fractional share will generally be determined by allocating the holder's tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. The U.S. holder's holding period for the shares of our common stock (other than shares attributable to accrued interest) will generally include the holding period of the converted note.

        If the conversion of a note into cash and our common stock is not treated as a "recapitalization," the U.S. federal income tax consequences are not certain. The cash payment received on conversion could constitute proceeds from a sale of a portion of the note (taxable in the manner described above under "—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes") and our common stock received on such conversion (other than any of our common stock attributable to accrued interest) could be treated as received upon conversion of the other portion of the note, which generally would not be taxable to a U.S. holder (as described above). In that case, the tax basis in the note would generally be allocated pro rata between the common stock and cash received, in accordance with their fair market values. The U.S. holder's holding period for the shares of our common stock

(other than shares attributable to accrued interest) will generally include the holding period of the converted note.

        Alternatively, it is possible that the conversion could be treated as an entirely taxable exchange pursuant to which the holder would recognize gain or loss equal to the difference between the value of the cash (other than any cash attributable to accrued interest, which will be treated as described above under "—Payments of Interest") and common stock received and the adjusted tax basis in the notes exchanged therefor.

        Any common stock received that is attributable to accrued interest on the notes not yet included in income will be taxed as ordinary interest income as described above under "—Payments of Interest." The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest should generally begin the day after the date of receipt.

        As described in "Description of Notes—Conversion Rights—General," our delivery of cash, shares of our common stock, or a combination of cash and shares of our common stock will be deemed to satisfy our obligation with respect to accrued and unpaid interest on the notes. We intend to take the position that upon a conversion of notes, accrued and unpaid interest is first paid by any cash paid upon such conversion (other than cash paid in lieu of a fractional share).

        U.S. holders should consult their tax advisors concerning the tax treatment to them upon a conversion of the notes.

Possible Effect of the Change in Conversion Consideration after a Change in Control

        In the event we undergo certain of the events described under "Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock," the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into the shares, property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Constructive Distributions

        The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make (or adequately make) adjustments) that have the effect of increasing a U.S. holder's proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such conversion rate adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution.

        Any deemed distributions will be taxable as a dividend, return of capital, or capital gain to the extent thereof as described in "—Distributions on Common Stock" below. Generally, a U.S. holder's adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax described below under "—Distributions on Common Stock." It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

        Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and our common stock payable on the notes (or, in certain circumstances, against any payments on the our common stock).

        U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

Distributions on Common Stock

        Distributions, if any, made on our common stock generally will be included in a U.S. holder's income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder's tax basis in the our common stock and thereafter as capital gain from the sale or exchange of such our common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

        Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. holder's tax basis in the our common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder's holding period in the our common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to reduced rates of U.S. federal income tax. A U.S. holder's ability to deduct capital losses may be limited.

Non-U.S. Holders

Payments of Interest

        Subject to the discussion below under "—FATCA," the 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

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  such interest is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States;

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  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

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  the non-U.S. holder is not a bank that received such note on an extension of credit made pursuant to a loan arrangement entered into in the ordinary course of its trade or business (within the meaning of section 881(c)(3)A) of the Code);

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  the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

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  (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), including all applicable attachments) or (b) the non-U.S. holder holds the notes or our common stock through certain foreign intermediaries, and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), including all applicable attachments, claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or applicable successor form), including all applicable attachments stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and includible in the non-U.S. holder's gross income. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained in the United States, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

        As discussed under "Price Range of Common Stock and Dividends" above, we do not currently expect to make distributions with respect to our common stock. In the event that we do make distributions on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and first reduce the non-U.S. holder's basis in our common stock (but not below zero) and then will be treated as gain from the sale of our common stock as described below under "—Sale, Exchange, Certain Redemptions and Repurchases, or Other Taxable Dispositions of Notes or Shares of Common Stock." Any such distributions would also be subject to the discussions below under the sections titled "—Information Reporting and Backup Withholding" and "—FATCA."

        We or an applicable withholding agent will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder with respect to the shares of our common stock (and generally any deemed dividends resulting from certain adjustments, or failure to make or adequately make adjustments, to the conversion rate, see "—U.S. Holders—Constructive Distributions" above) that are not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

        In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. A non-U.S. holder that satisfies the requirements for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits, if any, under a relevant income tax treaty and the manner of claiming the benefits.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder was a resident of the United States. In such cases, we or an applicable withholding agent will not have to withhold U.S. federal income tax if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI in accordance with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

        Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be set off against payments of cash and our common stock payable on the notes (or, in certain circumstances, against any payments on our common stock).

        A claim for exemption from or reduction in tax will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false. Non-U.S. holders may be required to periodically update their applicable IRS Form W-8.

Sale, Exchange, Certain Redemptions and Repurchases, or Other Taxable Dispositions of Notes or Shares of Common Stock

        Subject to the discussions below regarding FATCA (defined below) and backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, certain redemptions and repurchases or other taxable disposition of a note or our common stock will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States);

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  the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of that disposition, and certain other conditions are met; or

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  we are or have been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes and certain conditions are met.

        If a non-U.S. holder's gain is described in the first bullet point above, such non-U.S. holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, or other taxable disposition of a note or our common stock, generally in the same manner as if such holder were a U.S. holder and if a non-U.S. holder is a foreign corporation, such non-U.S. holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits.

        If a non-U.S. holder is described in the second bullet point above, such non-U.S. holder will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, repurchase, or other taxable disposition of a note or our common stock (which gain may be offset by certain U.S.-source capital losses, provided the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses), even though the non-U.S. holder is not considered a resident alien under the Code. Any amounts (including our common stock) that a non-U.S. holder receives on a sale, exchange, redemption, repurchase, or other taxable disposition of a note that are attributable to accrued interest will be treated as interest and will be subject to the rules described above under "—Non-U.S. Holders—Payments of Interest."

        Generally, a corporation is a USRPHC if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, there can be no assurance that we will not become a USRPHC in the future. If we do become a USRPHC and certain other conditions are satisfied, non-U.S. holders could be subject to additional taxes.

Conversion of Notes

        The U.S. federal income tax characterization of the conversion of the notes generally will be the same treatment as that described under "—U.S. Holders—Conversion of Notes" above. A non-U. S. holder will generally not recognize any gain or loss on the conversion of the notes into solely our common stock. To the extent a non-U.S. holder receives cash or a combination of cash and our common stock upon conversion of such a note, such non-U.S. holder will generally be subject to the rules regarding the recognition of interest, gain or loss described under "—Non-U.S. Holders—Sale, Exchange, Certain Redemptions and Repurchases, or Other Taxable Dispositions of Notes or Shares of our common stock" and "—U.S. Holders—Conversion of Notes" above, as applicable. Any cash and our common stock that a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "—Non-U.S. Holders—Payments of Interest."

Information Reporting and Backup Withholding

U.S. Holders

        Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of our common stock (including constructive dividends deemed paid) and to the proceeds of a sale of a note or share of our common stock paid to a U.S. holder, unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 28% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

        We and other withholding agents must report annually to the IRS and to each non-U.S. holder certain information, including the non-U.S. holder's name, address and taxpayer identification number, the amount of dividends (including constructive dividends deemed paid), if any, and interest paid to that non-U.S. holder, and the tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends, interest and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

        Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock or notes. The gross amount of dividends (including constructive dividends deemed paid) and interest paid to a non-U.S. holder that fails to certify that it is not a United States person in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%). A non-U.S. holder's timely provision of a properly completed and executed applicable IRS Form W-8 certifying that it is not a United States person will permit it to avoid backup withholding.

        The payment of the proceeds of the sale or other disposition of a note or share of our common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies that it is not a United States person under penalties of perjury or otherwise establishes an exemption. In general, the payment of the proceeds from the disposition of common stock or a note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. The payment of proceeds from the disposition of common stock or a note by or through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States generally will be reported to the IRS (but will generally not be reduced by backup withholding), unless the broker receives a statement from the non-U.S. holder that certifies that it is not a United States person under penalties of perjury or the broker has documentary evidence in its files that the holder is not a United States person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. These backup withholding and information reporting rules are complex and holders should consult their tax advisors regarding the application of these rules to them.

        A claim that a holder is exempt or is not subject to backup withholding tax will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

FATCA

        Sections 1471-1474 of the Code, the U.S. Treasury regulations and official IRS guidance associated with such provisions (such provisions, regulations and guidance commonly known as "FATCA") generally impose a United States federal withholding tax of 30% on dividend and interest income and the gross proceeds of a sale or other disposition of common stock or a note paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) (a "FATCA Agreement") or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country, or (2) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity or certifies that it does not have any substantial

United States owners. Certain exemptions may apply. A person that receives payments through one or more foreign financial institutions may receive reduced payments as a result of FATCA withholding taxes if (i) any such foreign financial institution does not enter into a FATCA Agreement and does not otherwise establish an exemption, or (ii) such person is (a) a "recalcitrant account holder" (as defined in FATCA) or (b) a foreign financial institution that fails to enter into a FATCA Agreement or establish an exemption.

        Withholding under FATCA generally will apply to dividends, if any, on our common stock and interest on the notes regardless of when they are made. However, under the applicable U.S. Treasury regulations, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of our common stock or a note on or after January 1, 2017. An intergovernmental agreement between the United States and the applicable non-U.S. country, or future U.S. Treasury regulations or other official IRS guidance, may modify these requirements. Under certain circumstances, a non-U.S. holder of a note or our common stock may be eligible for refunds or credits of such taxes, but a non-U.S. holder would generally be required to file a U.S. federal income tax return (which may entail significant administrative burden) to claim such refunds or credits. Investors should consult with their tax advisors regarding the implications of FATCA on their investment in our notes and the shares of our common stock that may be received upon conversion of the notes.

        Prospective holders should consult their tax advisors as to the particular tax consequences to them of holding or disposing a note and our common stock, including the applicability and effect of any federal, state, local, or non-U.S. tax laws or tax treaties and of any changes or proposed changes in applicable law.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC

Total:	$150,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters' over-allotment option to purchase additional notes described below.

        The underwriters initially propose to offer the notes directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $22.5 million aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the aggregate principal amount of the additional notes as the principal amount listed next to the underwriter's name in the preceding table bears to the aggregate principal amount of notes listed next to the names of all underwriters in the preceding table.

        The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional $22.5 million aggregate principal amount of notes.

Total
	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $750,000.

        The notes are a new issue of securities with no established trading market. Our common stock is listed on The NASDAQ Global Select Market under the trading symbol "ECHO."

        We and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than a registration statement on Form S-8 or a successor form); or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the issuance by us of notes in this offering and any issuance of shares of common stock upon conversion thereof; or

  •
  the issuance and sale of shares of common stock by us in the concurrent offering of common stock; or

  •
  the issuance of up to $15 million in shares of common stock and $10 million in shares of restricted common stock as partial consideration for the Command Acquisition, provided that the recipients of such common stock and restricted common stock will be subject to restrictions on transfer substantially similar to the foregoing during the restricted period and we will not waive or amend the restrictions on transfer such that the restrictions on transfer applicable to them would be materially less restrictive than those described above during the restricted period; or

  •
  transfers of our common stock by gift, will or intestacy to family members or other beneficiaries of the relevant director or executive officer; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfers and that the recipient of such common stock will sign and deliver a lock-up agreement to the underwriters; or

  •
  the grant of options or the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

  •
  as part of any net cashless exercise of stock options or vesting, delivery or settlement of restricted shares or other awards granted pursuant to any of the our equity incentive plans in effect as of the date of this prospectus supplement, provided that (i) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock is required or voluntarily made, (ii) such transaction or event does not involve the sale or transfer of common stock (other than from the relevant director or executive officer to us) and (iii) no common stock received as a result of such transaction or event may be transferred during the restricted period; or

  •
  the issuance by of shares of common stock or options pursuant to any incentive compensation plan in effect on the date of this prospectus supplement; or

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

  •
  the establishment by any person other than us of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

  •
  transfers or disposition of common stock under a trading plan pursuant to Rule 10b5-1 under the Exchange Act in effect as of the date of this prospectus supplement, provided, among other things, that such Rule 10b5-1 plan shall not be amended or otherwise modified during the restricted period; or

  •
  shares of common stock issued by us in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship with us (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or an acquisition of the business, stock or assets of such unaffiliated third party, provided that (i) the aggregate number of shares of common stock issued hereby during the restricted period will not exceed 5% of the total number of shares issued and outstanding immediately following the closing of this offering and (ii) prior to the issuance of any shares of common stock pursuant hereto during the restricted period, the recipient of such common stock will sign and deliver a lock-up agreement to the underwriters.

        Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the aggregate principal amount of notes available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the option. The underwriters may also sell notes in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes or our common stock. These activities may raise or maintain the market price of the notes or common stock above independent market levels or prevent or retard a decline in the market price of the notes or common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a principal amount of notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, each of the underwriters or one of its affiliates have committed to provide us a New ABL Facility and a New Term Loan Facility, subject to certain reductions based on the net cash proceeds of this offering, for which the underwriters or their affiliates will receive customary fees and expenses in connection therewith.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA)

pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois, and certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Echo Global Logistics, Inc. appearing in Echo Global Logistics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of Echo Global Logistics, Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Command Transportation, LLC and Subsidiary as of December 31, 2014, 2013 and 2012 and for each of the three years ended December 31, 2014, included in the Current Report on Form 8-K of Echo Global Logistics, Inc. filed on April 27, 2015 and incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of Crowe Horwath LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, phone number (800) 354-7993.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 6, 2015;

  •
  our Definitive Proxy Statement filed with the SEC on April 27, 2015;

  •
  our Current Reports on Form 8-K filed with the SEC on April 21, 2015 and April 27, 2015; and

  •
  the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on September 25, 2009.

All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement and accompanying prospectus are also incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. We will not, however, incorporate by reference in this prospectus supplement any documents or portion thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

        You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60054, phone number (800) 354-7993.

        Information contained on our website, http://www.echo.com, is not incorporated by reference in, and does not constitute part of, this prospectus supplement.

PROSPECTUS

$450,000,000

ECHO GLOBAL LOGISTICS, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units

         We may offer and sell, at any time and from time to time, in one or more offerings, up to a total dollar amount of $450,000,000 of any of the following securities:

  •
  common stock;

  •
  preferred stock;

  •
  debt securities;

  •
  warrants;

  •
  subscription rights;

  •
  stock purchase contracts; and

  •
  stock purchase units.

         When we use the term "securities" in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

         This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

         When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see "Plan of Distribution" on page 11 of this prospectus.

         If any securities are to be listed or quoted on a securities exchange or quotation system, our prospectus supplement will say so. Our common stock is listed on the NASDAQ Global Market under the symbol "ECHO."

         Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled "Risk Factors" on page 2 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2015.

ABOUT THIS PROSPECTUS	1
ABOUT ECHO GLOBAL LOGISTICS, INC.	2
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF DEBT SECURITIES	6
DESCRIPTION OF WARRANTS	9
DESCRIPTION OF SUBSCRIPTION RIGHTS	11
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	11
PLAN OF DISTRIBUTION	11
EXPERTS	13
LEGAL MATTERS	13
WHERE YOU CAN FIND MORE INFORMATION	13
INFORMATION INCORPORATED BY REFERENCE	14

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus up to a total dollar amount of $450,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

        This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as "other offering material." The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled "Where You Can Find More Information" and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

        Unless otherwise indicated or the context otherwise requires, all references to "Echo," "Company," "Registrant," "we," "our," "ours" and "us" refer to Echo Global Logistics, Inc. and its subsidiaries. When we refer to "you" in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

 ABOUT ECHO GLOBAL LOGISTICS, INC.

        We are a leading provider of technology-enabled transportation and supply chain management solutions. We utilize a proprietary technology platform to compile and analyze data from our multi-modal network of transportation providers to satisfy the transportation and logistics needs of our clients. This model enables us to quickly adapt to and offer efficient and cost-effective solutions for our clients' shipping needs. We focus primarily on arranging transportation by truckload and less than truckload carriers. We also offer inter-modal (which involves moving a shipment by rail and truck), small parcel, domestic air, expedited and international transportation services. Our core logistics services include rate negotiation, shipment execution and tracking, carrier management, routing compliance and performance management reporting.

        We procure transportation and provide logistics services for clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. Our clients fall into two categories, Enterprise and Transactional. We typically enter into multi-year contracts with our Enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients. We provide transportation and logistics services to our Transactional clients on a shipment-by-shipment basis, typically with individual, or spot market, pricing.

        Our principal executive offices are located at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, and our telephone number at this address is (800) 354-7993.

RISK FACTORS

        Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled "Where You Can Find More Information" on page 13 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

        Certain statements and information in this prospectus and the documents we incorporate by reference may constitute "forward-looking statements." These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or the negative thereof or other variations thereon or comparable terminology. All statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

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  poor performance on the part of our carriers;

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  increases in carrier prices;

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  industry competition;

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  defects or errors in our proprietary software;

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  inability to protect our intellectual property;

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  the length of our selling and implementation cycles;

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  the ability of our clients to discontinue use of our services on short notice with limited or no penalties;

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  failure to identify and integrate acquisitions;

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  increases in the cost of fuel;

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  a decrease in levels of excess capacity in the transportation services industry;

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  a decrease in the number of carriers participating in our network;

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  extension of credit to certain clients as part of our business model;

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  claims arising from our transportation operations;

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  seasonal sales fluctuations;

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  failure to comply with government regulations;

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  failure to staff and retain sales representatives and agents; and

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  other risks and uncertainties, including those described under "Risk Factors."

Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for working capital and other general corporate purposes. We will have significant discretion in the use of any net proceeds. General corporate purposes may include, but are not limited to:

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  the repayment or refinancing of debt;

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  capital expenditures; or

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  the financing of possible acquisitions or business expansion.

        The net proceeds from the sale of securities may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. When particular securities are offered, we will describe in the applicable prospectus supplement our intended use for the net proceeds received from the sale of such securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

 DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our capital stock and of certain provisions of Delaware law are subject to and qualified in their entirety by reference to our Second Amended and Restated Certificate of Incorporation (the "Certificate") and our Amended and Restated By-laws (the "By-laws"). Copies of the Certificate and the By-laws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

General

        As of March 31, 2015, our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 2,500,000 shares of preferred stock, $0.0001 par value, and there were 23,831,874 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the board of directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        We are authorized to issue 2,500,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of that series of preferred stock.

        The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

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  the title and liquidation preference per share of the preferred stock and the number of shares offered;

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  the purchase price of the preferred stock;

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  the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

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  any redemption or sinking fund provisions of the preferred stock;

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  any conversion, redemption or exchange provisions of the preferred stock;

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  the voting rights, if any, of the preferred stock; and

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  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

        You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

        Each prospectus supplement relating to a series of preferred stock may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Elimination of Liability in Certain Circumstances

        Our Certificate eliminates the liability of our directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our Certificate will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of Section 174 (or any successor provision of the Delaware General Corporation Law).

        The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our stockholders for monetary damages under the federal securities laws. The Certificate and By-laws provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Number of Directors; Removal; Vacancies

        Our By-laws provide that the number of directors shall be fixed by the board of directors from time to time, provided that in no event shall such number of directors be less than three nor more than fifteen. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our By-laws provide that, subject to the rights of holders of any future series of preferred stock, directors may be removed, with or without cause, at meetings of stockholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent

        Our Certificate provides that special meetings of our stockholders may be called only by our chairman of the board, our chief executive officer, our secretary pursuant to a resolution adopted by a majority of the board of directors then in office or holders of not less than a majority of our issued and outstanding voting stock. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent unless the action to be effected and the taking of such action by written consent have been approved in advance by our board of directors.

Amendments; Vote Requirements

        Certain provisions of our Certificate and By-laws provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our Certificate or By-laws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

        Our By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our By-laws also specify requirements as to the form and content of a stockholder's notice.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

        Our common stock is listed on the NASDAQ Global Market under the symbol "ECHO."

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

        We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, in the applicable prospectus supplement we will specify the trustee under such indenture. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Echo. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

        The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

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  the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

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  any limit upon the aggregate principal amount of the debt securities;

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  whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

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  the date or dates on which the principal amount of the debt securities will mature;

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  if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

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  if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

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  the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

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  the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

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  any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

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  any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

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  if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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  the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of default or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

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  the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

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  if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

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  if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

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  the designation of the original currency determination agent, if any;

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  if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

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  if the debt security is also an original issue discount debt security, the yield to maturity;

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  if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

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  the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

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  whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge;

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  whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

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  if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

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  the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

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  the assets, if any, that will be pledged as security for the payment of the debt security;

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  whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

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  the forms of the debt securities; and

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  any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

        In addition, any debt securities offered hereby may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The applicable prospectus supplement will set forth the terms and conditions of such conversion or exchange, including, if applicable:

  •
  the conversion or exchange price;

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  the conversion or exchange period;

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  provisions regarding our ability or that of the holder to convert or exchange the debt securities;

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  events requiring adjustment to the conversion or exchange price; and

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  provisions affecting conversion or exchange in the event of our redemption of such debt securities.

        This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We expect the following provisions will generally apply to warrants we may offer, unless we specify otherwise in the applicable prospectus supplement.

        We may issue warrants for the purchase of common stock, preferred stock or debt securities (collectively "warrants"). Warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement (a "warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "warrant agent"). The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the warrants are subject to, and are qualified in their entirety by reference to, the provisions of the warrant agreement.

General

        If we offer warrants to purchase common stock, preferred stock or debt securities, the related prospectus supplement will describe the terms of the warrants, including, if applicable:

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  the title of the warrants;

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  the offering price, if any;

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  the aggregate number of warrants;

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  the designation, terms and principal amount of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants and the initial price at which such securities may be purchased upon exercise;

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  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

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  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  a discussion of certain federal income tax considerations, if applicable;

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  the redemption or call provisions, if any;

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  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

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  the antidilution provisions of the warrants; and

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  any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

The shares of common or preferred stock issuable upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and non-assessable.

No Rights

        Holders of warrants will not be entitled, by virtue of being such holders, to any rights of holders of the underlying securities. For example, holders of warrants will have no rights to:

  •
  vote or consent;

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  receive dividends;

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  payments of principal of and interest, if any, on the securities;

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  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

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  exercise any rights whatsoever as our stockholders.

Exchange of Warrant Certificate

        Warrant certificates may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the related prospectus supplement, or at such other office as may be set forth therein.

Exercise of Warrants

        Warrants may be exercised by surrendering the warrant certificate at the corporate trust office of the warrant agent, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the prospectus supplement. Upon the exercise of warrants, the warrant agent will, as soon as practicable, deliver the securities in authorized denominations in accordance with the instructions of the exercising warrant holder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

        We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

        The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates.

        The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder's obligations to purchase our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

        We may sell common stock, preferred stock, debt securities, warrants, subscription rights, stock purchase contracts, and/or stock purchase units in one or more of the following ways from time to time:

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  to or through underwriters or dealers;

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  through agents;

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  through a combination of any of these methods of sale; or

  •
  through any other methods described in a prospectus supplement.

        The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the offered securities and the proceeds to us from the sale;

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  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

  •
  any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

        In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

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  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Other than our common stock, which is listed on the NASDAQ Global Market, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

EXPERTS

        The consolidated financial statements of Echo Global Logistics, Inc. appearing in Echo Global Logistics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of Echo Global Logistics, Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Winston & Strawn LLP. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC's Public

Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, phone number (800) 354-7993.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended on April 6, 2015;

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  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2014; and

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  the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on September 25, 2009.

        All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

        You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60054, phone number (800) 354-7993.

        Information contained on our website, http://www.echo.com, is not incorporated by reference in, and does not constitute part of, this prospectus.

$150,000,000

Echo Global Logistics, Inc.

        % Convertible Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Morgan Stanley
Credit Suisse
PNC Capital Markets LLC

                        , 2015